Exhibit 10.1

EXECUTION VERSION

DATED 21 SEPTEMBER 2012

(1) GULFMARK AMERICAS, INC

as Original Borrower

(2) GULFMARK OFFSHORE, INC

as Parent and Original Guarantor

(3) THE ROYAL BANK OF SCOTLAND PLC, WELLS FARGO BANK, N.A. AND JPMORGAN

CHASE BANK, N.A.

as Arrangers

(4) THE FINANCIAL INSTITUTIONS LISTED IN PART 2 OF SCHEDULE 1

as Original Lenders

(5) THE ROYAL BANK OF SCOTLAND PLC

acting as Agent

(6) THE ROYAL BANK OF SCOTLAND PLC

acting as Security Agent

$150,000,000 MULTICURRENCY FACILITY AGREEMENT

12823688_6

CONTENTS

Clause		Page

1	DEFINITIONS AND INTERPRETATION	1

2	THE FACILITIES	38

3	PURPOSE	40

4	CONDITIONS OF UTILISATION	41

5	UTILISATION - LOANS	43

6	OPTIONAL CURRENCIES	44

7	ANCILLARY FACILITIES	44

8	REPAYMENT	51

9	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION	52

10	MANDATORY PREPAYMENT	53

11	RESTRICTIONS	53

12	INTEREST	55

13	INTEREST PERIODS	56

14	CHANGES TO THE CALCULATION OF INTEREST	56

15	FEES	58

16	TAX GROSS UP AND INDEMNITIES	59

17	INCREASED COSTS	67

18	OTHER INDEMNITIES	68

19	MITIGATION BY THE LENDERS	70

20	COSTS AND EXPENSES	70

21	GUARANTEE AND INDEMNITY	72

22	REPRESENTATIONS	75

23	INFORMATION UNDERTAKINGS	81

24	FINANCIAL COVENANTS	86

25	GENERAL UNDERTAKINGS	89

26	EVENTS OF DEFAULT	102

27	COLLATERAL VESSEL SALE AND SUBSTITUTION	107

28	CHANGES TO THE LENDERS	109

29	RESTRICTION ON DEBT PURCHASE TRANSACTIONS	114

30	CHANGES TO THE OBLIGORS	115

31	ROLE OF THE AGENT, THE ARRANGERS AND OTHERS	119

32	THE SECURITY AGENT	126

33	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	136

34	SHARING AMONG THE FINANCE PARTIES	136

35	PAYMENT MECHANICS	138

36	SET-OFF	141

37	NOTICES	142

38	CALCULATIONS AND CERTIFICATES	144

39	PARTIAL INVALIDITY	145

40	REMEDIES AND WAIVERS	145

41	AMENDMENTS AND WAIVERS	145

42	CONFIDENTIALITY	149

43	COUNTERPARTS	153

44	GOVERNING LAW	154

45	ENFORCEMENT	154

SCHEDULE 1 - THE ORIGINAL PARTIES		155

	Part 1 - THE ORIGINAL OBLIGORS	155

	Part 2 - THE ORIGINAL LENDERS	156

Schedule 2 - CONDITIONS PRECEDENT		157

SCHEDULE 3 – UTILISATION REQUEST		161

SCHEDULE 4 - MANDATORY COST FORMULAE		162

SCHEDULE 5 - FORM OF TRANSFER CERTIFICATE		165

SCHEDULE 6 - FORM OF ASSIGNMENT AGREEMENT		168

SCHEDULE 7 - FORM OF ACCESSION DEED		172

SCHEDULE 8 - FORM OF RESIGNATION LETTER		173

SCHEDULE 9 - FORM OF COMPLIANCE CERTIFICATE		174

SCHEDULE 10 - TIMETABLES		175

SCHEDULE 11 – COLLATERAL VESSELS		176

2

SCHEDULE 12 - FORM OF INCREASE CONFIRMATION	177

SCHEDULE 13 - FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE	180

Part 1 - FORM OF NOTICE ON ENTERING INTO NOTIFIABLE DEBT PURCHASE TRANSACTION	180

Part 2 - FORM OF NOTICE ON TERMINATION OF NOTIFIABLE DEBT PURCHASE TRANSACTION/NOTIFIABLE DEBT PURCHASE TRANSACTION CEASING TO BE WITH SPONSOR AFFILIATE	181

3

THIS AGREEMENT is made on 21 September 2012

BETWEEN:-

(1)	GULFMARK AMERICAS, INC further details of which are set out in Part 1 of Schedule 1 (The Original Parties) as original borrower (the “Original Borrower”);

(2)	GULFMARK OFFSHORE, INC further details of which are set out in Part 1 of Schedule 1 (The Original Parties) as original guarantor (the “Parent” and the “Original Guarantor”);

(3)	THE ROYAL BANK OF SCOTLAND PLC, WELLS FARGO BANK, N.A. AND JPMORGAN CHASE BANK, N.A. as arrangers (the “Arrangers”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(5)	THE ROYAL BANK OF SCOTLAND PLC as agent of the other Finance Parties (the “Agent”); and

(6)	THE ROYAL BANK OF SCOTLAND PLC as security trustee for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:-

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:-

“Acceptable Bank”

means:-

(a)       a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency or

(b)      any other bank or financial institution approved by the Agent

“Accession Deed”	means a document substantially in the form set out in Schedule 7 (Form of Accession Deed)

“Accounting Principles”	means GAAP

“Accounting Reference Date”	means 31 December

“Additional Borrower”	means a company which becomes an Additional Borrower in accordance with Clause 30 (Changes to the Obligors)

“Additional UK Borrower”	means a company which becomes an Additional Borrower and is tax resident in the United Kingdom

“Additional Cost Rate”	has the meaning given to it in Schedule 4 (Mandatory Cost Formulae)

“Additional Guarantor”	means a company which becomes an Additional Guarantor in accordance with Clause 30 (Changes to the Obligors)

“Additional Obligor”	means an Additional Borrower or an Additional Guarantor

“Administration”	has the meaning given to it in paragraph 1.1.3 of the ISM Code

“Affiliate”	means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company

“Agent’s Spot Rate of Exchange”	means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day

“Agreement Date”	means the date of this Agreement

“Ancillary Commencement Date”	means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Facility

“Ancillary Commitment”	means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 7 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility

“Ancillary Document”	means each document relating to or evidencing the terms of an Ancillary Facility

“Ancillary Facility”	means any ancillary facility made available by an Ancillary Lender in accordance with Clause 7 (Ancillary Facilities)

“Ancillary Lender”	means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 7 (Ancillary Facilities)

“AncillaryOutstandings”

means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:-

(a)       the principal amount under each overdraft facility and on-demand short term loan facility (net of any credit balances on any account of any Borrower of an

Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that the credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility)

(b)      the then applicable face amount (taking into account any reductions to the face amount that may have taken effect) of each guarantee, bond and letter of credit under that Ancillary Facility and

(c)       the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document

“Appraisal Date”	means 30 June 2012, each 31 December and 30 June thereafter and the date of any proposed substitution under Clause 27 (Collateral Vessel Sale and Substitution)

“Appraised Value”	means the estimated market value arrived at on a basis acceptable to and agreed by the Agent in respect of any Collateral Vessel determined by averaging valuations addressed to the Agent by two of the Approved Brokers. Such valuations shall be prepared at each Borrower’s expense (unless otherwise stated in this Agreement), without a physical inspection, on the basis of a sale for prompt delivery for cash at arm’s length on a charter free basis between a willing buyer and a willing seller

“Approved Brokers”	means H. Clarkson & Co. Limited, Simpson Spence & Young Shipbrokers Limited, Fearnley AS, RS Platou AS and Seabrokers Group or such other broker as may be acceptable to the Agent (acting on the instructions of the Majority Lenders)

“Asset Sale”	means any disposition of property or series of related dispositions of property (excluding any such disposition permitted by this Agreement and any disposition of Cash Equivalents) that yields gross proceeds to a Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignment Agreement”	means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee

“Auditors”	means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld, conditioned or delayed)

“Authorisation”	means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration

“Availability Period”	means the period from and including the date of this Agreement to and including the date falling three months prior to the Termination Date

“Available Ancillary Commitment”	means in relation to an Ancillary Facility, an Ancillary Lender’s Ancillary Commitment less the Ancillary Outstandings in relation to that Ancillary Facility

“AvailableCommitment”

means, in relation to the Facility, a Lender’s Commitment under the Facility minus (subject to Clause 7.8 (Affiliates of Lenders as Ancillary Lenders) and as set out below):-

(a)       the Base Currency Amount of its participation in any outstanding Utilisations under the Facility and, the Base Currency Amount of the aggregate of its Ancillary Commitments and

(b)      in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under the Facility on or before the proposed Utilisation Date and the Base Currency Amount of its Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under the Facility, the following amounts shall not be deducted from a Lender’s Commitment under the Facility:-

(i)       that Lender’s participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date and

(ii)      that Lender’s (or its Affiliate’s) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date

“Available Facility”	means, in relation to the Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility

“Base Currency”	means US Dollars

“BaseCurrency Amount”

means:-

(a)       in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement) and

(b)      in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Parent pursuant to Clause 7.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement)

as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility

“Bond Prepayment Event”	means any repayment or prepayment (other than those arising from the mandatory application of the proceeds of an asset sale) of all or substantially all of the Existing Bond unless for the purpose of refinancing the same on terms with a maturity date that is at least 180 days after the Termination Date and terms that are not materially less favourable, taken as a whole, than those governing the Existing Bond

“Borrower”	means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 30 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Subsidiary of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Lender pursuant to the provisions of Clause 7.9 (Affiliates of Borrowers)

“BreakCosts”

means the amount (if any) by which:-

(a)       the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds:-

(b)      the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period

“Budget”	means:- (a) in relation to the period beginning on 1 January 2012 and ending on 31 December 2012, the Original Budget and

(b) in relation to any other period, any budget delivered by the Parent to the Agent in respect of that period pursuant to Clause 23.4 (Budget)

“BusinessDay”

means a day (other than a Saturday or Sunday) on which banks are open for general business in London, England and New York and:-

(a)       (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency or

(b)      (in relation to any date for payment or purchase of euro) any TARGET Day

“Capitalised Leases”	means all leases that have been or should be, in accordance with GAAP, recorded as capitalised leases

“Capitalised Lease Obligations”	of any Person means the obligations of such Person to pay rent or other amounts under any Capitalised Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP

“Cash”

means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of an Obligor with an Acceptable Bank and to which an Obligor is alone (or together with other Obligors) beneficially entitled and for so long as:-

(a)       that cash is repayable on demand

(b)      repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition other than a request for repayment

(c)       there is no Security over that cash except for Transaction Security or any Permitted Vessel Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements and

(d)      the cash is freely and immediately available on demand to be applied in repayment or prepayment of the Facility

“Cash Collateral Account”	means the US $ denominated interest bearing account, opened with the Agent in its Aberdeen office named “RBS Re Gulfmark Americas Inc (RCF)” with account number RBSREGAI-USD-A, as the same may be redesignated, substituted or replaced from time to time by the Agent

“Cash Collateral Account Charge”	means a first ranking fixed charge over the Cash Collateral Account in form and content agreed by the Security Agent

“Cash Equivalent Investments”	means at any time:- (a) certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank

(b)      any investment in marketable debt obligations issued or guaranteed by the government of the United States of America or the United Kingdom or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security

(c)       commercial paper not convertible or exchangeable to any other security:-

(i)         for which a recognised trading market exists

(ii)        issued by an issuer incorporated in the United States of America or the United Kingdom

(iii)       which matures within one year after the relevant date of calculation and

(iv)       which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1, F2 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating

(d)      sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent)

(e)       investments made in connection with cash management programs of the Parent or a Subsidiary thereof and denominated in a currency other than pounds sterling or US Dollars in which such Person is conducting or intending to conduct business which investments are by their nature readily convertible into cash or cash equivalent as defined herein; or

(f)       any other debt security approved by the Majority Lenders,

in each case, to which any Obligor is alone (or together with other Obligors beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents)

“Change of Control”

means (i) any person or group of persons acting in concert gains direct or indirect control of the Parent, or (ii) a Borrower ceases to be a wholly owned Subsidiary (directly or indirectly) of the Parent. For the purposes of this definition:

(a)       “control” of any Obligor means:

(i)         the power (whether by way of ownership of shares, proxy (excluding proxies solicited by the Parent in accordance with customary voting practices of US companies whereby a stockholder has instructed a proxy to vote in accordance with the stockholder’s instructions), contract, agency or otherwise) to:

(A)       cast, or control the casting of, more than 40% of the maximum number of votes that might be cast at a meeting of the stockholders of the Parent; or

(B)       appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent but excluding changes (or the power to make changes) in the board of directors of the Parent approved or recommended by the majority of directors serving on such board at the time of such recommendation or approval where those changes are not related to or do not occur as a consequence of any change in shareholding of the Parent; or

(C)       give directions with respect to the operating and financial policies of the Parent with which the directors or other equivalent officers of the Parent are obliged to comply; and/or

(ii)        the holding beneficially of more than 40% of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(b)      “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Parent by any of them, either directly or indirectly, to obtain or consolidate control of the Parent.

“Charged Property”	means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security

“Closing Date”	means the date on which the first Utilisation under this Agreement is made or to be made (as the context requires)

“Code”	means the United States Internal Revenue Code of 1986, as amended

“Collateral Vessels”	means, subject to Clause 25.16 (Insurance) and Clause 27 (Collateral Vessel Sale and Substitution), each of the vessels listed in Schedule 11 (The Collateral Vessels)

“Commitment”

means:-

(a)       in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) and

(b)      in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase)

to the extent not cancelled, reduced or transferred by it under this Agreement

“Common Stock”	means the common stock $1.00 par value per share of the Original Borrower

“Compliance Certificate”	means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate) or otherwise in form and substance satisfactory to the Agent

“Confidential Information”

means all information relating to the Parent, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:-

(a)       any member of the Group or any of its advisers or

(b)      another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:-

(i)         is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 42 (Confidentiality) or

(ii)        is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers or

(iii)       is known by that Finance Party before the date the information is disclosed to it in accordance with sub-clauses (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality

“Confidentiality Undertaking”	means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Parent and the Agent

“Constitutional Documents”	means the articles of incorporation and by-laws of the applicable entity

“CTA”	means the Corporation Tax Act 2009

“Debt Purchase Transaction”

means, in relation to a person, a transaction where such person:-

(a)       purchases by way of assignment or transfer

(b)      enters into any sub-participation in respect of or

(c)       enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of any Commitment or amount outstanding under this Agreement

“Default”	means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would, with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing become an Event of Default

“Defaulting Lender”

means any Lender (other than a Lender which is a Sponsor Affiliate):-

(a)      which has failed to fund its participation in a Loan or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation)

(b)      which has otherwise rescinded or repudiated a Finance Document or

(c)       with respect to which an Insolvency Event has occurred and is continuing unless, in the case of paragraph (a) above:-

(i)        its failure to pay is caused by:-

(A)      administrative or technical error or

(B)      a Disruption Event and

payment is made within 3 Business Days of its due date or

(ii)       the Lender is disputing in good faith whether it is contractually obliged to make the payment in question

“Delegate”	means any delegate, agent, attorney or co-trustee appointed by the Security Agent

“Designated Gross Amount”	has the meaning given to that term in Clause 7.2 (Availability)

“Designated Net Amount”	has the meaning given to that term in Clause 7.2 (Availability)

“Disclosure Schedule”	means the schedule, if any, prepared by the Original Borrower and delivered to and accepted by the Agent pursuant to Schedule 2 (Conditions Precedent).

“Disqualified Stock”	means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the Termination Date; provided, however, that only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such dates shall be deemed to be Disqualified Stock; provided further that any such Equity Interests (including any options, warrants or other rights in respect thereof) issued or sold as compensation and held by future, present or former directors, officers, members of management, employees or consultants of the Parent, each Borrower or any of its Subsidiaries or family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives shall not constitute Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent, each Borrower or any of its Subsidiaries to repurchase such Equity Interests upon the occurrence of a change of control or a sale of all or substantially all its assets will not constitute Disqualified Stock if the terms of such Equity Interest provide that the Parent, each Borrower or any Subsidiary may not repurchase or redeem any such Equity Interest pursuant to such provisions. Subject to all of the preceding provisos in this definition, the term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the Termination Date

“Disruption Event”

means either or both of:-

(a)       a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties or

(b)      the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:-

(i)        from performing its payment obligations under the Finance Documents or

(ii)        from communicating with other Parties in accordance with the terms of the Finance Documents and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted

“Distribution”

means:

(a)      any payment, dividend or other distribution in relation to any of its share capital (or issued shares) of any Obligor;

(b)     any redemption, reduction, repayment or retirement of any of its share capital (or issued shares) of any Obligor,

in each case whether in cash or in kind and whether by actual payment or set off

“Dormant Subsidiary”	means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owed to it) which in aggregate have a value of $5,000,000 or more or its equivalent in other currencies

“Earnings”	in relation to a Collateral Vessel, means all hires where the charter is for a period of 12 months or more including (without limitation) all time charter hire and bareboat charter hire, freights, pool income and other sums payable to or for the account of each Borrower in respect of that Collateral Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of that Collateral Vessel

“Employee Plan”	means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or section 412 of the Code or Section 302 of ERISA, and in respect of which each Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA

“Environment”

means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:-

(a)       air (including, without limitation, air within natural or man-made structures, whether above or below ground)

(b)      water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers) and

(c)       land (including, without limitation, land under water)

“Environmental Claim”	means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law

“Environmental Law”

means any applicable law or regulation which relates to:-

(a)       the pollution or protection of the Environment

(b)      the conditions of the workplace or

(c)       the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste

“Environmental Permits”	means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group

“Equity to Total Assets Ratio”	has the meaning given in Clause 24.3 (Financial Covenant definitions)

“Equity Interests”	means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing.

“ERISA”	means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date

“ERISA Affiliate”	of each Borrower means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with each Borrower, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA

“ERISA Event”

means:

(a)     any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event;

(b)     the filing of a notice of intent to terminate any Employee Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041 (c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041(c) of ERISA;

(c)     the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(d)     the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under Section 412 of the Code or Section 302 of ERISA or the filing of any request for a minimum funding waiver under Section 412 of the Code with respect to any Employee Plan or Multiemployer Plan;

(e)     an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(f)      the complete or partial withdrawal of each Borrower or any of its ERISA Affiliates from a Multiemployer Plan; and

(g)     each Borrower or any of its ERISA Affiliates incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under section 4007 of ERISA).

“EURIBOR”

means, in relation to any Loan in euro:

(a)       the applicable Screen Rate; or

(b)      (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan and, if any such rate is below zero, EURIBOR will be deemed to be zero

“Event of Default”	means any event or circumstance specified as such in Clause 26 (Events of Default) that has occurred and is continuing

“Existing Bond”	means the Indenture dated 12 March 2012 between the Parent and U.S. Bank National Association, as trustee for the Parent’s 6.375% senior notes due 2014

“Existing Bond Debt”	means debt issued pursuant to the Existing Bond

“Existing Fleet Mortgage”	means those mortgages granted and subsisting pursuant to the Existing Term Loan Agreement in accordance with the terms thereof

“Existing RCF Agreements”	means the (i) $25.0 million Secured Reducing Revolving Loan Facility Agreement dated 1 June 2006 (as Amended and restated by the First Supplemental Agreement dated 5 June 2008) between the Parent, DnB NOR Bank ASA and the other lenders party thereto; (ii) $60.0 million Secured Reducing Revolving Loan Facility Agreement dated 1 June 2006 among Gulf Shore N.S. Limited, DnB NOR Bank ASA and the other lenders party thereto; (iii) $30 million Secured Reducing Revolving Loan Facility Agreement dated 1 June 2006 among GulfMark Rederi AS, DnB NOR Bank ASA and the other lenders party thereto; and (iv) $60.0 million Secured Reducing Revolving Loan Facility Agreement dated 5 June 2008 between Gulf Marine Far East Pte. Ltd., DnB NOR Bank ASA, and the other lenders party thereto

“Existing RCF Debt”	means debt issued pursuant to the Existing RCF Agreements

“Existing Term Debt”	means debt issued pursuant to the Existing Term Loan Agreement

“Existing Term Loan Agreement”	means the $200.0 million Facility Agreement dated 17 December 2009 (as amended by the Amendment Agreement dated 26 January 2012) among the Original Borrower, the Parent, The Royal Bank of Scotland plc and the other lenders parties thereto

“Facility”	means the revolving credit facility made available under this Agreement as described in Clause 2.1.1

“Facility Office”

means:-

(a)       in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement or

(b)      in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes

“Fee Letter”

means:-

(a)       any letter or letters dated on or about the date of this Agreement between an Arranger and an Obligor (or the Agent and an Obligor or the Security Agent and an Obligor) setting out any of the fees referred to in Clause 15 (Fees) and

(b)      any agreement setting out fees payable to a Finance Party referred to in Clause 2.2.5 or Clause 15.5 (Interest, commission and fees on Ancillary Facilities) of this Agreement or under any other Finance Document

“Finance Document”

means this Agreement, any Accession Deed, any Ancillary Document, any Compliance Certificate, any Promissory Note, any Fee Letter, any Hedging Agreement, any Resignation Letter, any Transaction Security Document, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Parent provided that where the term “Finance Document” is used in, and construed for the purposes of, this Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:-

(a)       the definition of “Material Adverse Effect”

(b)      the definition of “Transaction Security Document”

(c)       Clause 1.2.1(d)

(d)      Clause 21 (Guarantee and Indemnity) and

(e)       Clause 26 (Events of Default) (other than Clause 26.21 (Acceleration))

“Finance Party”

means the Agent, each Arranger, the Security Agent, a Lender, a Hedge Counterparty or any Ancillary Lender provided that where the term “Finance Party” is used in, and construed for the purposes of, this Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:-

(a)       the definition of “Secured Parties”

(b)      Clause 1.2.1(a)

(c)       sub-clause (c) of the definition of Material Adverse Effect

(d)      Clause 21 (Guarantee and Indemnity) and

(e)       Clause 33 (Conduct of business by the Finance Parties)

“Financial Covenant”	means a financial covenant set out in Clause 24 (Financial Covenant)

“Financial Indebtedness” or “Indebtedness”

of any Person means, on any date, without duplication,

(a)       all obligations of such Person for borrowed money or with respect to deposits or advances of any kind,

(b)      all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c)       all obligations of such Person under conditional sale agreements relating to property acquired by such Person reflected as a liability on a balance sheet of such Person in accordance with GAAP (or, if no such balance sheet of such Person has been prepared as of such date, as would be reflected as a liability on such balance sheet in accordance with GAAP),

(d)      all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business and (ii) any earn out obligation reflected as a liability on the balance sheet of such Person (or, if no such balance sheet of such Person has been prepared as of such date, as would be reflected as a liability on such balance sheet in accordance with GAAP)),

(e)       all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,

(f)       all guarantees by such Person of borrowed money of other Persons,

(g)      all Capitalised Lease Obligations of such Person,

(h)      all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty,

(i)       all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and

(j)       all obligations of such Person under Hedging Agreements or agreements with any Person having substantially the same economic effect, after giving effect to applicable netting arrangements.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any obligation under Hedging Agreements or agreements with any Person having substantially the same economic effect on any date shall be deemed to be the swap termination value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby

“Financial Quarter”	means the period commencing on the day after one Quarter Date and ending on the next Quarter Date

“Financial Year”	means the annual accounting period of the Group ending on 31 December each year

“Fleet Report Template”	means the example vessel status report delivered to the Agent by the Parent pursuant to paragraph 12(d) of Schedule 2 (Conditions Precedent)

“Foreign Subsidiary”	means any Subsidiary of a Borrower that is not organized under the laws of the United States of America, any state thereof or the District of Columbia

“Funds Flow Statement”	means a funds flow statement in agreed form

“GAAP”	means those principles and practices which are recognised as such by the Financial Accounting Standards Board of the United States of America

“Group”	means the Parent, the Original Borrower and each of their respective Subsidiaries for the time being

“Group Structure Chart”	means the group structure chart in the agreed form

“Guarantor”	means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 30 (Changes to the Obligors)

“Hedge Counterparty”	means (i) any Lender or (ii) any Affiliate of any Lender which has become a Party as a Hedge Counterparty in accordance with Clause 28.8 (Accession of Hedge Counterparties)

“Hedging Agreement”	means any interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option. interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), in each case entered into between an Obligor and a Hedge Counterparty

“Hedging Arrangement”	means any interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option. interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions).

“Holding Company”	means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary

“Impaired Agent”

means the Agent at any time when:-

(a)       it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment

(b)      the Agent otherwise rescinds or repudiates a Finance Document

(c)       (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender” or

(d)      an Insolvency Event has occurred and is continuing with respect to the Agent or its parent company, if any unless, in the case of paragraph (a) above:-

(i)      its failure to pay is caused by:-

(A)    administrative or technical error or

(B)    a Disruption Event and

payment is made within 5 Business Days of its due date or

(ii)     the Agent is disputing in good faith whether it is contractually obliged to make the payment in question

“Increase Confirmation”	means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation)

“Increase Lender”	has the meaning given to that term in Clause 2.2 (Increase)

“Insolvency Event”

in relation to a Finance Party means that the Finance Party:-

(a)       is dissolved (other than pursuant to a consolidation, amalgamation or merger)

(b)      becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due

(c)       makes a general assignment, arrangement or composition with or for the benefit of its creditors

(d)      institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official

(e)       has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and

(i)      results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or

(ii)     is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof

(f)       has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger)

(g)      seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets

(h)      has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter

(i)       causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above or

(j)       takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts

“Insolvency Officer”	means any liquidator, trustee in bankruptcy, judicial custodian or manager, compulsory manager, receiver, receiver and manager, administrative receiver, administrator or other similar officer, in each case, appointed in any jurisdiction

“Insurances”	in relation to a Collateral Vessel, means all policies and contracts of insurance (including but not limited to hull and machinery, all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with that Collateral Vessel or her increased value and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium

“Insurance Report”	means an insurance report prepared by BankServe Insurance Services Ltd and dated on or around the date of this Agreement and addressed to, and/or capable of being relied upon by, the Reliance Parties

“Interest Period”	means, in relation to a Loan, each period determined in accordance with Clause 13 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.3 (Default interest)

“Intra-Group Loan”	means any agreement constituting Financial Indebtedness between an Obligor and any other Person in the Group

“IRS”	means the United States Internal Revenue Service

“ISM Code”	means the International Safety Management Code 2002 regarding the safe management and operation of ships and for pollution prevention

“ISPS Code”	means the International Ship and Port Security Code as adopted by the Conference of Contracting Governments to the Safety of Life at Sea Convention 1974 on 13 December 2002 and incorporated as Chapter XI-2 of the Safety of Life at Sea Convention 1974

“ITA”	means the Income Tax Act 2007

“Joint Venture”

means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership entity

(a)       the Equity Interests in which are owned by two or more Persons that are not otherwise Affiliates, and

(b)      less than a majority of the Equity Interests of which are owned by the Parent or a Subsidiary thereof, provided however, that vessel charter, vessel hire, vessel service and similar agreements shall not constitute joint ventures

“Lead Arranger”	means The Royal Bank of Scotland plc

“Legal Opinion”	means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 30 (Changes to the Obligors)

“Legal Reservations”

means:-

(a)       the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors

(b)      the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim

(c)       similar principles, rights and defences under the laws of any Relevant Jurisdiction and

(d)      any other matters which are set out as qualifications, reservations, assumptions or exceptions as to matters of law of general application in the Legal Opinions

“Lender”

means:-

(a)       any Original Lender and

(b)      any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 28 (Changes to the Lenders)

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement

“LIBOR”

means, in relation to any Loan:-

(a)       the applicable Screen Rate; or

(b)      (if no Screen Rate is available for the currency or Interest Period of that Loan) the Reference Bank Rate,

as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan and, if any such rate is below zero, LIBOR will be deemed to be zero.

“Lien”

means, with respect to any asset:

(a)       any mortgage, deed of trust, charge, pledge, lien, hypothecation, encumbrance, or security interest in, on or of such asset,

(b)      the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and

(c)       in the case of securities, any purchase option, call or similar right of a third party with respect to such securities

“Limitation Acts”	means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984

“LMA”	means the Loan Market Association

“Loan”	means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan

“Majority Lenders”	means two or more Lenders (unless there is only one Lender) whose Commitments aggregate more than 51 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 51 per cent. of the Total Commitments immediately prior to that reduction)

“Manager”	means the Original Borrower or any entity within the Group.

“Mandatory Cost”	means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formulae)

“Margin”

means in relation to any Loan or Unpaid Sum:-

(a)       until 30 September 2012, 2.25 per cent per annum; and

(b)      thereafter, the percentage rate per annum shall be determined by reference to the Leverage Ratio calculated as at the most recent Quarter Date such that the percentage rate per annum applicable during any Financial Quarter commencing on or after 1 October 2012 shall be that set out below in the column opposite the applicable Leverage Ratio:-

Leverage Ratio	Margin % p.a.
Greater than 2.5	3.0
Greater than 2.0 but less than or equal to 2.5	2.5
Greater than 1.5 but less than or equal to 2.0	2.25
Greater than 1.0 but less than or equal to 1.5	2.0
Less than or equal to 1.0	1.75

provided however:-

(i)      any increase or decrease in the Margin for a Loan shall take effect on the date (the “reset date”) which is the first day of the next Interest Period for that Loan following receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 23.2 (Provision and contents of Compliance Certificate);

(ii)     if the effect of the above would be to cause the Margin to reduce by more than one level on any reset date then the Margin will decrease by one level only on that reset date;

(iii)   if, following receipt by the Agent of the annual audited financial statements of the Group and related Compliance Certificate, those statements and Compliance Certificate do not confirm the basis for a reduced Margin, then the provisions of Clause 12.2 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised Leverage Ratio calculated using the figures in the Compliance Certificate;

(iv)    while an Event of Default is continuing, the Margin for each Loan under the Facility shall be (A) the highest percentage per annum set out above for a Loan under the Facility plus (B) two (2) per cent; and

(v)     for the purpose of determining the Margin, Leverage Ratio and Relevant Period shall be determined in accordance with Clause 24 (Financial covenants).

“Material Adverse Effect”

means a material adverse effect on:-

(a)       the business, operations, property, condition (financial or otherwise) of (i) an Obligor or (ii) the Group, taken as a whole or

(b)      the ability of an Obligor to perform its obligations under the Finance Documents or

(c)       the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents

“Material Company”

means, at any time:-

(a)       an Obligor; or

(b)      a wholly-owned member of the Group that holds shares in an Obligor; or

(c)       a Subsidiary of the Parent which has Consolidated Adjusted EBITDA or has gross assets, net assets or total revenue (excluding intra-group items) representing five per cent., or more of the gross assets, net assets or total revenue of the Group, calculated on a consolidated basis.

Compliance with the conditions set out in paragraph (c) shall be determined by reference to the most recent Compliance Certificate supplied by the Parent and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group. However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Group’s Auditors as representing an accurate reflection of the revised Consolidated Adjusted EBITDA, gross assets, net assets or total revenue of the Group).

“Month”

means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:-

(a)       (subject to sub-clause (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day

(b)      if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month and

(c)       if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end

The above rules will only apply to the last Month of any period

“Multiemployer Plan”	means a “multiemployer plan” (as defined in Section (3)(37) of ERISA) contributed to for any employees of each Borrower or any of its ERISA Affiliates

“Net Cash Proceeds”

means:-

(a)       in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalent Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or instalment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of reasonable attorneys’ fees, accountants’ fees, investment banking and advisor’s fees, amounts required to be applied to the repayment of Financial Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Transaction Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable currently as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and

(b)      in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of reasonable attorneys’ fees, investment banking and advisor’s fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender”	has the meaning given to that term in Clause 28 (Changes to the Lenders)

“New Vessels”	has the meaning given to such terms in Clause 27 (Collateral Vessel Sale and Substitution)

“Non-Consenting Lender”	has the meaning given to that term in Clause 41.3 (Replacement of Lender)

“Notifiable Debt Purchase Transaction”	has the meaning given to that term in Clause 29.2.2

“Obligor”	means a Borrower or a Guarantor

“Obligors’ Agent”	means the Parent, as appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent)

“Optional Currency”	means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies)

“Original Budget”	means the budget, for the period from 1 January 2012 to 31 December 2012, prepared by the Parent and reviewed by the Parent’s board of directors for use by the Parent and its Subsidiaries in the ordinary course of business and to be delivered to the Agent pursuant to Clause 4.1

“Original Financial Statements”

means:-

(a)       in relation to the Parent and the Borrower, the audited consolidated income statement, balance sheet and statement of cash flows of the Parent for its Financial Year ended December 31, 2011; and

(b)      in relation to any other Obligor, such financial statements (if any) as may be agreed to be delivered to the Agent pursuant to Clause 30 (Changes to the Obligors)

“Original Fleet Mortgage”	means the first priority mortgages over the Collateral Vessels entered into by the Original Borrower in favour of the Security Agent on or about the date thereof

“Original Obligor”	means the Original Borrower or the Original Guarantor

“Participating Member State”	means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union

“Party”	means a party to this Agreement

“PBGC”	means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

“Permitted Acquisition”

means any acquisition (by merger, consolidation, asset purchase or otherwise) by the Obligor of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person, if:

(a)       immediately after giving effect thereto, no Default has occurred or would result therefrom,

(b)      the Parent and its consolidated Subsidiaries shall demonstrate that, after giving effect to such acquisition, the Leverage Ratio is 0.25 to 1.00 less than the applicable level set forth in Clause 24.1.1 (Leverage Ratio) calculated on a pro-forma basis; and

(c)       The Parent and its consolidated Subsidiaries shall demonstrate that, after giving effect to such acquisition the sum of all Cash, Cash Equivalent Investments and Available Commitments shall be equal to at least $20,000,000

“Permitted Subordinated Indebtedness”

means Financial Indebtedness of each Borrower which

(a)       does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change in control provisions requiring redemption or repurchase only if and to the extent then permitted by this Agreement), in each case, prior to the date that is one year after the Termination Date,

(b)      is not secured, directly or indirectly, by any assets of each Borrower or any Subsidiary,

(c)       is not exchangeable or convertible into Financial Indebtedness of each Borrower or any Subsidiary (other than Financial Indebtedness which would qualify as “Permitted Subordinated Indebtedness” hereunder) or Disqualified Stock and

(d)      is, together with any guarantee thereof by any Subsidiary (a “Permitted Subordinated Guarantee”), subordinated to the obligations owed to the Lenders pursuant to the Finance Documents pursuant to subordination provisions that are no less favorable to the Lenders than those applicable to offerings of “high yield” subordinated debt by similar issuers of similar debt at or about the same time or pursuant to other subordination provisions on terms reasonably satisfactory to the Agent.

“Permitted Vessel Security”

means:

(a)       mechanics’ and repairmen’s Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Clause 25.4 (Taxation);

(b)      Liens on vessels created by the Existing Fleet Mortgage;

(c)       Liens on Collateral Vessels created or to be created hereunder in favour of the Security Agent;

(d)      Liens imposed by law for crews’ wages (including the wages of the master of the Collateral Vessel) that are either discharged in the ordinary course of business or are being contested in good faith and by appropriate proceedings diligently conducted or other acts by an Obligor and such Obligor shall have set aside on its books adequate reserves with respect to such Lien (to the extent required by GAAP) and so long as such deferment in payment shall not subject the Collateral Vessel to sale, forfeiture or loss;

(e)       Liens imposed by law for salvage (including contract salvage) or general average, and Liens for wages of stevedores employed by the owner of the Collateral Vessel, the master of the Collateral Vessel or a charterer or lessee of such Collateral Vessel, if any such Lien is being contested in good faith and by appropriate proceedings diligently conducted or other acts by an Obligor and such Obligor shall have set aside on its books adequate reserves with respect to such Lien (to the extent required by GAAP) and so long as such deferment in payment shall not subject the Collateral Vessel to sale, forfeiture or loss;

(f)       Liens imposed by law for damages arising from maritime torts which are covered by insurance and any deductible applicable thereto, or in respect of which a bond or other security has been posted on behalf of an Obligor with the appropriate court or other tribunal to prevent the arrest or secure the release of the Collateral Vessel from arrest, provided that any such Lien is being contested in good faith and by appropriate proceedings or other acts by an Obligor, and such Obligor shall have set aside on its books adequate reserves with respect to such Lien (to the extent required by GAAP) and so long as such deferment in payment shall not subject the Collateral Vessel to sale, forfeiture or loss;

(g)      charters or subcharters permitted under this Agreement in the ordinary course of business; and

(h)      any Liens permitted under the Original Fleet Mortgage.

“Pre-Approved Classification Society”	means the American Bureau of Shipping

“Pro-Forma Compliance”	means, with respect to any event, that the applicable Obligor is in pro forma compliance with each of the financial covenants set forth in Clause 24.1 (Financial covenants) hereof, recomputed as if the event with respect to which Pro Forma Compliance is being tested had occurred on the first day of each relevant period with respect to which current compliance with any such financial covenant would be determined (for example, in the case of any such financial covenant based on Consolidated Adjusted EBITDA, as if such event had occurred on the first day of the four fiscal quarter period ending on the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Clause 23.1 (Financial statements) hereof). Pro forma calculations made pursuant to this definition that require the calculation of Consolidated Adjusted EBITDA on a pro forma basis will be made in accordance with the last paragraph of the definition of such term, except that, when testing Pro Forma Compliance with respect to any acquisition or disposition, references to Material Acquisition and Material Disposition in such last paragraph will be deemed to include such acquisition and disposition

“Promissory Note”	means a promissory note delivered to the Agent by the Original Borrower as a condition precedent to the Closing Date or any other additional, substitute or replacement promissory note delivered by a Borrower under this Agreement

“Qualifying Lender”	has the meaning given to that term in Clause 16 (Tax gross-up and indemnities)

“Quarter Date”	means each 31 March, 30 June, 30 September and 31 December, the first such Quarter Date being 30 September 2012

“Quotation Day”

means, in relation to any period for which an interest rate is to be determined:-

(a)       (if the currency is sterling) the first day of that period

(b)      (if the currency is euro) two TARGET Days before the first day of that period or

(c)       (for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days)

“Receiver”	means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property

“Recovery Event”	means any settlement of or payment in respect of any Collateral Vessel or casualty insurance claim or any condemnation proceeding relating to any Collateral Vessel

“Reference Bank Rate”

means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:-

(a)       in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market or

(b)      in relation to EURIBOR, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period

“Reference Banks”	means, in relation to LIBOR, the principal London offices of The Royal Bank of Scotland plc, Wells Fargo Bank, N.A. and JP Morgan Chase Bank, N.A. and, in relation to EURIBOR, the principal office in London of The Royal Bank of Scotland plc and Wells Fargo Bank, N.A. and JP Morgan Chase Bank, N.A. or such other banks as may be appointed by the Agent in consultation with the Parent

“Refinancing Indebtedness”

means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to extend, renew, refinance, replace, defease or refund, or in exchange for existing Indebtedness (“Refinanced Debt”); provided that

(a)       such extending, renewing, refinancing, replacing, defeasing or refunding such Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Refinanced Debt plus the amount of any premiums paid thereon and fees and expenses associated therewith,

(b)      such Indebtedness has an equal or later final maturity and an equal or longer Weighted Average Life than the Refinanced Debt,

(c)       if the Refinanced Debt or any guarantees thereof are subordinated to the obligations owed to the Lenders, such Indebtedness and guarantees thereof are subordinated to the obligations owed to the Lenders on terms no less favorable in any material respect to the holders of the obligations owed to the Lenders than the subordination terms of such Refinanced Debt or guarantees thereof (and no Loan Party that has not guaranteed such Refinanced Debt guarantees such Indebtedness),

(d)      if such Refinanced Debt or any guarantees thereof are secured, such Indebtedness and any guarantees thereof are either unsecured or secured only by such assets as secured the Refinanced Debt and guarantees thereof,

(e)       if such Refinanced Debt and any guarantees thereof are unsecured, such Indebtedness and guarantees thereof are also unsecured,

(f)       such Indebtedness is issued only by the issuer of such Refinanced Debt and

(g)      such Indebtedness is incurred not more than 30 days prior to and not more than 30 days after the date on which such Refinanced Debt is repaid, extended or renewed.

“Related Fund”	in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund

“Relevant Interbank Market”	means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market

“Relevant Jurisdiction”

means, in relation to an Obligor:-

(a)       its jurisdiction of incorporation

(b)      any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated

(c)       any jurisdiction where it conducts its business and

(d)      the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it

“Relevant Period”	means each period of twelve months ending on or abut the last day of each Financial Quarter

“Reliance Parties”	means the Agent, each Arranger, the Security Agent, each Hedge Counterparty, each Ancillary Lender, each Original Lender and each person which becomes a Lender as part of the primary syndication of the Facilities

“Repayment Date”	means the last day of an Interest Period for a Loan

“Repeating Representations”	means each of the representations set out in Clause 22 other than Clause 22.10 (Deduction of Tax), Clause 22.12 (No misleading Information), Clause 22.14 (No proceedings pending or threatened), Clause 22.15 (No breach of laws), Clause 22.16 (Environmental laws), Clause 22.17.3 (Taxation), Clause 22.22 (Group Structure Chart) and Clause 22.25 (No adverse consequences).

“Reports”	means the Insurance Report

“Representative”	means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian

“Required Net Asset Threshold”	means:- (i) Total Assets (Original Borrower) shall be not less than $330 million; and (ii) Total Assets (Parent) shall be not less than $1.2 billion.

“Resignation Letter”	means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter)

“Responsible Officer”	means the chief executive officer, president or chief financial officer of the Guarantor or a Borrower, as applicable

“Rollover Loan”

means one or more Loans:-

(a)       made or to be made on the same day that a maturing Loan is due to be repaid

(b)      the aggregate amount of which is equal to or less than the amount of the maturing Loan

(c)       in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)) and

(d)      made or to be made to the same Borrower for the purpose of refinancing that maturing Loan

“Screen Rate”

means:-

(a)       in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b)      in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Parent and the Lenders

“Secured Parties”	means each Finance Party from time to time party to this Agreement and any Receiver or Delegate

“Security”	means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect

“Senior Management”	means, with respect to any Person, the chairman of the board of directors, the president, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the general counsel.

“Shipping Documents”	means the documents listed in paragraphs 2(d), 8, 9, 10 and 11 of Schedule 2 (Conditions Precedent)

“SMC”	means a valid safety management certificate issued for a Collateral Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code

“Specified Time”	means a time determined in accordance with Schedule 10 (Timetables)

“Sponsor Affiliate”	means the Parent, each of its Affiliates, any trust of which the Parent or any of its Affiliates is a trustee, any partnership of which the Parent or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Parent or any of its Affiliates

“Subsidiary”	means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which securities or other ownership interest representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled by the Parent or one or more Subsidiaries of the Parent or by the Parent and one or more Subsidiaries of the Parent. “Subsidiaries” shall be construed accordingly.

“Syndication Date”	means the day on which the Lead Arranger confirms that the primary syndication of the Facility has been completed

“TARGET2”	means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007

“TARGET Day”	means any day on which TARGET2 is open for the settlement of payments in euro

“Tax”	means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same)

“Termination Date”	means the date falling 5 years from the date of this Agreement

“Total Commitments”	means the aggregate of the Commitments, being $150,000,000 at the date of this Agreement

“Transaction Security”	means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents

“Transaction Security Documents”	means each of the documents listed as being a Transaction Security Document in paragraph 2 of Schedule 2 (Conditions Precedent), and any additional security document required to be delivered to the Agent hereunder, including without limitation under Clauses 30.2 (Additional Borrowers) 30.4 (Additional Guarantors) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents

“Transfer Certificate”	means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent

“Transfer Date”

means, in relation to an assignment or transfer, the later of:-

(a)       the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate and

(b)      the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate

“Treasury Transactions”	means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price

“UCC”	means the Uniform Commercial Code as from time to time in effect in the State of Delaware, or, if the Uniform Commercial Code in any other State of the United States of America is mandatorily applicable with respect to any particular matter, the Uniform Commercial Code as from time to time in effect in such other State of the United States of America

“UK Borrower”	means a Borrower which is tax resident in the United Kingdom

“Unpaid Sum”	means any sum due and payable but unpaid by an Obligor under the Finance Documents

“US Dollar” or “$”	means the lawful currency of the United States of America

“Utilisation”	means a Loan

“Utilisation Date”	means the date of a Utilisation, being the date on which the relevant Loan is to be made

“Utilisation Request”	means a notice substantially in the form set out in Schedule 3 (Requests and Notices)

“VAT”	means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature

“Weighted Average Life”	means, when applied to any Financial Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i)

the amount of each then remaining instalment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)      the then outstanding principal amount of such Financial Indebtedness

1.2	Construction

1.2.1	Unless a contrary indication appears, a reference in this Agreement to:-

(a)	the “Agent”, an “Arranger”, any “Finance Party”, any “Hedge Counterparty”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(b)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Parent and the Agent or, if not so agreed, is in the form specified by the Agent;

(c)	“assets” includes present and future properties, revenues and rights of every description;

(d)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(e)	“guarantee” means (other than in Clause 21 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(f)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(g)	“Person” or “person” means a firm, corporation, partnership (limited or general), limited liability company, business association, trust or other entity of any kind, whether similar or dissimilar to any of the foregoing;

(h)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(i)	a provision of law is a reference to that provision as amended or re-enacted;

(j)	a time of day is a reference to London time; and

(k)	a “lease” includes a vessel charter.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Borrower providing “cash cover” for an Ancillary Facility means a Borrower paying an amount in the currency of the Ancillary Facility to an interest-bearing account in the name of each Borrower and the following conditions being met:-

(a)	the account is with the Security Agent or Ancillary Lender for which that cash cover is to be provided;

(b)	until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Ancillary Facility; and

(c)	each Borrower has executed a security document over that account, in form and substance satisfactory to the Security Agent or the Ancillary Lender with which that account is held, creating a first ranking security interest over that account.

1.2.5	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived, and an Event of Default is “continuing” if it has not been waived.

1.2.6	In this Agreement, reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing is deemed, in respect of any jurisdiction other than England, to include that which most approximates in that jurisdiction to the English legal term.

1.2.7	A Borrower “repaying” or “prepaying” Ancillary Outstandings means:-

(a)	that Borrower providing cash cover in respect of the Ancillary Outstandings;

(b)	the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or

(c)	the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility,

and the amount by which Ancillary Outstandings are repaid or prepaid under Clauses 1.2.7(a) and 1.2.7(b) above is the amount of the relevant cash cover or reduction.

1.2.8	An amount borrowed includes any amount utilised under an Ancillary Facility.

1.3	Third party rights

1.3.1	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

1.3.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.4	Accounting Terms; GAAP

1.4.1	Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10 (or any other Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of each Borrower or any Subsidiary at “fair value”, as defined therein.

1.4.2	Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of any Financial Covenant, and either an Obligor or the Majority Lenders shall so request, the Agent, the Lenders and the Obligors shall negotiate in good faith to amend such Financial Covenant to seek to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, if no agreement on any such change is reached within 60 days of any such request, such Financial Covenant shall be computed in accordance with GAAP as so amended.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

2.1.1	Subject to the terms of this Agreement, the Lenders shall make available to the Borrower(s) a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Commitments.

2.1.2	Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Borrowers in place of all or part of its Commitment under the Facility.

2.2	Increase

2.2.1	The Parent may by giving prior notice to the Agent by no later than the date falling 10 Business Days after the effective date of a cancellation of:-

(a)	the Available Commitments of a Defaulting Lender in accordance with Clause 9.5 (Right of cancellation in relation to a Defaulting Lender); or

(b)	the Commitments of a Lender in accordance with Clause 9.1 (Illegality);

request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:-

(c)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Parent (each of which shall not be a Sponsor Affiliate or a member of the Group and which is further acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(d)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(e)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(f)	the Commitments of the other Lenders shall continue in full force and effect; and

(g)	any increase in the Total Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in Clause 2.2.2 below are satisfied.

2.2.2	An increase in the Total Commitments will only be effective on:-

(a)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(b)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Parent and the Increase Lender.

2.2.3	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

2.2.4	Unless the Agent otherwise agrees, the Parent shall, on the date upon which each increase takes effect, pay to the Agent (for its own account) a fee of $3,500 and the Parent shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

2.2.5	The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a Fee Letter.

2.2.6	Clause 28.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:-

(a)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(b)	the “New Lender” were references to that “Increase Lender”; and

(c)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations

2.3.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.3.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Obligors’ Agent

2.4.1	Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Deed irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:-

(a)	the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(b)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

2.4.2	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

3.1.1	Subject to Clause 3.1.2, each Borrower shall apply all amounts borrowed by it under the Facility and any utilisation of any Ancillary Facility towards the general corporate and working capital purposes of the Group, but not towards:-

(a)	repayment or prepayment of the Existing Bond Debt; or

(b)	in support of any programme or issuance of commercial paper.

3.1.2	The Original Borrower shall apply the first Utilisation:-

(a)	in full repayment and cancellation of the Existing RCF Debt (if any); and

(b)	towards payment of fees and expenses incurred in connection with the arrangement, negotiation and execution of the Finance Documents; and

(c)	otherwise, in accordance with Clause 3.1.1 above.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent has received the Original Fleet Mortgage and all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial Conditions Precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:-

4.2.1	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan, and in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

4.2.2	in relation to any Utilisation on the Closing Date, all the representations and warranties in Clause 22 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true.

4.3	Conditions relating to Optional Currencies

4.3.1	A currency will constitute an Optional Currency in relation to a Utilisation if:-

(a)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(b)	it has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.
4.3.2	If the Agent has received a written request from the Parent for a currency to be approved under Clause 4.3.1(b) above, the Agent will confirm to the Parent by the Specified Time:-

(a)	whether or not the Lenders have granted their approval; and

(b)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency (and if no minimum amount is specified by the Agent, such minimum shall be deemed to be $1,000,000.

4.4	Maximum number of Utilisations

4.4.1	A Borrower (or the Parent) may not deliver a Utilisation Request if as a result of the proposed Utilisation five or more Utilisations would be outstanding.

4.4.2	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

SECTION 3

UTILISATION

5.	UTILISATION - LOANS

5.1	Delivery of a Utilisation Request

A Borrower (or the Parent on its behalf) may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

5.2.1	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:-

(a)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Facility;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 13 (Interest Periods).

5.2.2	Each Utilisations must be requested in a separate Utilisation Request.

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request for a Loan must be the Base Currency or an Optional Currency.

5.3.2	The amount of the proposed Utilisation must be:-

(a)	if the currency selected is the Base Currency, a minimum of $5,000,000 or, if less, the Available Facility; or

(b)	if the currency selected is an Optional Currency the minimum amount specified by the Agent pursuant to Clause 4.3.2(b) or, if less, the Available Facility.

5.4	Lenders’ participation

5.4.1	If the conditions set out in this Agreement have been met, and subject to Clause 8.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.4.3	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan and, if different, the amount of that participation to be made available in cash by the Specified Time.

5.5	Limitations on Utilisations

The maximum aggregate amount of the Ancillary Commitments of all the Lenders shall not at any time exceed $25,000,000.

5.6	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Facility.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower (or the Parent on its behalf) shall select the currency of a Utilisation in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:-

6.2.1	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

6.2.2	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would violate a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower (or Parent) to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with Clause 5.4.2.

7.	ANCILLARY FACILITIES

7.1	Type of Facility

An Ancillary Facility may be by way of:-

7.1.1	an overdraft facility;

7.1.2	a guarantee, bonding, documentary or stand-by letter of credit facility; or

7.1.3	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Parent with an Ancillary Lender.

7.2	Availability

7.2.1

If the Parent and a Lender agree and except as otherwise provided in this Agreement, the Lender may at its discretion provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilised Commitment

(which shall (except for the purposes of determining the Majority Lenders and of Clause 41.3 (Replacement of Lender)) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

7.2.2	An Ancillary Facility shall not be made available unless, not later than five Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Parent:-

(a)	a notice in writing of the establishment of an Ancillary Facility and specifying:-

(i)	the proposed Borrower(s) which may use the Ancillary Facility;

(ii)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(iii)	the proposed type of Ancillary Facility to be provided;

(iv)	the proposed Ancillary Lender;

(v)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, if the Ancillary Facility is an overdraft facility comprising more than one account its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”); and

(vi)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(b)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

7.2.3	Subject to compliance with Clause 7.2.1 and 7.2.2 above:-

(a)	the Lender concerned will become an Ancillary Lender; and

(b)	the Ancillary Facility will be available,

with effect from the date agreed by the Parent and the Ancillary Lender.

7.3	Terms of Ancillary Facilities

7.3.1	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Parent.

7.3.2	However, those terms:-

(a)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(b)	may allow only Borrowers (or Subsidiaries of Borrowers nominated pursuant to Clause 7.9 (Subsidiaries of Borrowers)) to use the Ancillary Facility;

(c)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(d)	may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment with respect to the Facility of that Lender; and

(e)	must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date for the Facility (or such earlier date as the Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

7.3.3	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 38.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility; (ii) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and (iii) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

7.3.4	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 15.5 (Interest, commission and fees on Ancillary Facilities).

7.4	Repayment of Ancillary Facility

7.4.1	An Ancillary Facility shall cease to be available on the Termination Date in relation to the Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

7.4.2	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and its Commitment shall be increased accordingly).

7.4.3	No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless:-

(i)	the Total Commitments have been cancelled in full, or all outstanding Utilisations under the Facility have become due and payable in accordance with the terms of this Agreement, or the Agent has declared all outstanding Utilisations under the Facility immediately due and payable, or the expiry date of the Ancillary Facility occurs; or

(ii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iii)	the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Utilisation and the Ancillary Lender gives sufficient notice to enable a Utilisation to be made to refinance those Ancillary Outstandings.

7.4.4	For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in Clause 7.4.3(iii) above can be refinanced by a Utilisation of the Facility:

(i)	the Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and

(ii)	the Utilisation may (so long as Clause 7.4.3(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.4 (Maximum number of Utilisations) or Clause 5.2.1(b) applies.

7.4.5	On the making of a Utilisation of the Facility to refinance Ancillary Outstandings:-

(i)	each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Utilisations then outstanding bearing the same proportion to the aggregate amount of the Utilisations then outstanding as its Commitment bears to the Total Commitments; and

(ii)	the relevant Ancillary Facility shall be cancelled.

7.4.6	In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the Financial Services Authority (or other applicable regulatory authorities) as netted for capital adequacy purposes.

7.5	Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:-

7.5.1	the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and

7.5.2	where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets in sub-clause (a) of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

7.6	Adjustment for Ancillary Facilities upon acceleration

In this Clause 7.6:-

“Revolving Outstandings”	means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of (i) its participation in each Utilisation then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Facility), and (ii) if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (together with the aggregate amount of all accrued interest, fees and commission owed to it as an Ancillary Lender in respect of the Ancillary Facility)

“Total Revolving Outstandings”	means the aggregate of all Revolving Outstandings

7.6.1	If a notice is served under Clause 26.21 (Acceleration) (other than a notice declaring Utilisations to be due on demand), each Lender and each Ancillary Lender shall promptly adjust by corresponding transfers (to the extent necessary) their claims in respect of amounts outstanding to them under the Facility and each Ancillary Facility to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender’s Commitment bears to the Total Commitments, each as at the date the notice is served under Clause 26.21 (Acceleration).

7.6.2	If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under Clause 7.6.1 above, then each Lender and Ancillary Lender will make a further adjustment by corresponding transfers (to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

7.6.3	Prior to the application of the provisions of Clause 7.6.1, an Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility shall set-off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

7.6.4	All calculations to be made pursuant to this Clause 7.6 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders.

7.7	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties subject to Clause 42 (Confidentiality).

7.8	Affiliates of Lenders as Ancillary Lenders

7.8.1	Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Commitment is the amount set out opposite the relevant Lender’s name in Part 2 or of Schedule 1 (The Original Parties) and/or the amount of any Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender’s Available Commitment with respect to the Facility, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

7.8.2	The Parent shall specify any relevant Affiliate of a Lender in any notice delivered by the Parent to the Agent pursuant to Clause 7.2.2(a).

7.8.3	An Affiliate of a Lender which becomes an Ancillary Lender shall accede to this Agreement by delivery to the Agent of an accession agreement to this Agreement in form and content reasonably acceptance to the Agent.

7.8.4	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 28 (Changes to the Lenders), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

7.8.5	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall cause that obligation to be performed by its Affiliate.

7.9	Subsidiaries of Borrowers

7.9.1	Subject to the terms of this Agreement, a Subsidiary of a Borrower may with the approval of the relevant Lender (and provided all obligations of the Subsidiary in respect of the Ancillary Facility have been guaranteed by each Borrower on terms satisfactory to the relevant Lender) become a borrower with respect to an Ancillary Facility.

7.9.2	The Parent shall specify any relevant Subsidiary of a Borrower in any notice delivered by the Parent to the Agent pursuant to Clause 7.2.2(a).

7.9.3	If a Borrower ceases to be a Borrower under this Agreement in accordance with Clause 30.3 (Resignation of a Borrower), its Subsidiary shall cease to have any rights under this Agreement or any Ancillary Document.

7.9.4	Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is a Subsidiary of a Borrower which is not a party to that document, the relevant Borrower shall cause that obligation to be performed by its Subsidiary.

7.9.5	Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Subsidiary of a Borrower being under no obligations under any Finance Document or Ancillary Document.

7.10	Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Commitment is not less than:-

7.10.1	its Ancillary Commitment; or

7.10.2	the Ancillary Commitment of its Affiliate.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

8.	REPAYMENT

8.1	Repayment of Loans

8.1.1	Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

8.1.2	Without prejudice to each Borrower’s obligation under Clause 8.1.1 above, if one or more Loans are to be made available to a Borrower:-

(a)	on the same day that a maturing Loan is due to be repaid by that Borrower;

(b)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(c)	in whole or in part for the purpose of refinancing the maturing Loan;

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:-

(i)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:-

(1)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2)	each Lender’s participation (if any) in the new Loans shall be treated as having been made available and applied by each Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(ii)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:-

(1)	the relevant Borrower will not be required to make any payment in cash; and

(2)	each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender’s participation (if any) in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by each Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

8.2	Reduction of Facility

The Commitments under this Agreement shall reduce to zero on the Termination Date.

9.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

9.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:-

9.1.1	that Lender, shall promptly notify the Agent upon becoming aware of that event;

9.1.2	upon the Agent notifying the Parent, the Commitment of that Lender will be immediately cancelled; and

9.1.3	each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

9.2	Voluntary cancellation

The Parent may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $1,000,000) of the Facility. Any cancellation under this Clause 9.2 shall reduce the Commitments of the Lenders rateably under the Facility.

9.3	Voluntary prepayment of Utilisations

A Borrower to which a Utilisation has been made may, if it or the Parent gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Utilisation by a minimum amount of $1,000,000). Multiple partial prepayments are permitted, subject to the terms hereof.

9.4	Right of cancellation and repayment in relation to a single Lender

9.4.1	If:-

(a)	any sum payable to any Lender by an Obligor is required to be increased under Clause 16.2.3; or

(b)	any Lender claims indemnification from the Parent or an Obligor under Clause 16.3 (Tax indemnity) or Clause 17.1 (Increased costs),

the Parent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

9.4.2	On receipt of a notice referred to in Clause 9.4.1 above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

9.4.3	On the last day of each Interest Period which ends after the Parent has given notice under Clause 9.4.1 above in relation to a Lender (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

9.5	Right of cancellation in relation to a Defaulting Lender

9.5.1	If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 20 Business Days’ notice of cancellation of each Available Commitment of that Lender.

9.5.2	On the notice referred to in Clause 9.5.1 above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

9.5.3	The Agent shall as soon as practicable after receipt of a notice referred to in Clause 9.5.1 above, notify all the Lenders.

10.	MANDATORY PREPAYMENT

Upon the occurrence of:-

(a)	a Bond Prepayment Event; or

(b)	a Change of Control; or

(c)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

the Majority Lenders may elect to cancel the Facility and if so cancelled all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents, shall upon request by the Agent thereupon become immediately due and payable.

11.	RESTRICTIONS

11.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 9 (Illegality, voluntary prepayment and cancellation) shall (subject to the terms of Clause 9) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

11.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

11.3	Reborrowing of Facility

Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

11.4	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

11.5	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments actually cancelled under this Agreement may be subsequently reinstated.

11.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 9 (Illegality, voluntary prepayment and cancellation) it shall promptly forward a copy of that notice or election to either the Parent or the affected Lender, as appropriate.

11.7	Effect of Repayment and Prepayment on Commitments

If all or part of a Utilisation under the Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Utilisation which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 11.7 shall reduce the Commitments of the Lenders rateably under the Facility.

SECTION 5

COSTS OF UTILISATION

12.	INTEREST

12.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:-

12.1.1	Margin;

12.1.2	LIBOR or, in relation to any Loan in euro, EURIBOR; and

12.1.3	Mandatory Cost, if any.

12.2	Payment of interest

12.2.1	The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

12.2.2	If the annual audited financial statements of the Group and related Compliance Certificate received by the Agent show that a higher Margin should have applied during a certain period, then the Parent shall (or shall ensure the relevant Borrower shall) promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.

12.3	Default interest

12.3.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 12.3.2 below, is two (2) per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 12.3 shall be immediately payable by the Obligor on demand by the Agent.

12.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:-

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) per cent higher than the rate which would have applied if the overdue amount had not become due.

12.3.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

12.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower (or the Parent) of the determination of a rate of interest under this Agreement.

13.	INTEREST PERIODS

13.1	Selection of Interest Periods

13.1.1	A Borrower (or the Parent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

13.1.2	Subject to this Clause 13, a Borrower (or the Parent) may select an Interest Period of three or six Months or any other period agreed between each Borrower and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

13.1.3	An Interest Period for a Loan shall not extend beyond the Termination Date.

13.1.4	A Loan has one Interest Period only.

13.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

14.	CHANGES TO THE CALCULATION OF INTEREST

14.1	Absence of quotations

Subject to Clause 14.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

14.2	Market disruption

14.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin;

(b)	the rate notified to the Agent by that Lender as soon as practicable and in any event prior to the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

14.2.2	If:

(a)	the percentage rate per annum notified by a Lender pursuant to Clause 14.2.1(b) above is less than LIBOR or, in relation to any Loan in euro, EURIBOR; or

(b)	a Lender has not notified the Agent of a percentage rate per annum pursuant to Clause 14.2.1(b) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of Clause 14.2.1 above, to be LIBOR or, in relation to any Loan in euro, EURIBOR.

14.2.3	In this Agreement, “Market Disruption Event” means at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and, following a request therefore, none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period.

14.3	Changes in market circumstances

If at any time a Lender determines that the cost to that Lender of funding its participation in any Loan exceeds LIBOR or, in relation to any Loan in euro, EURIBOR (a “High Cost Lender”) then:-

14.3.1	the Lender shall give notice to the Agent and the Agent shall give notice to each Borrower of the occurrence of such event; and

14.3.2	the Agent shall as soon as reasonably practicable certify to each Borrower in writing the effective cost to the Lender of maintaining its Commitment for such further period as shall be selected by that Lender and the rate of interest payable by each Borrower for that period; or, if that is not acceptable to the Borrower,

14.3.3	the Agent in accordance with instructions from that Lender and subject to that Lender’s approval of any agreement between the Agent and the Borrower, will negotiate with each Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for that Lender’s Commitment which is financially a substantial equivalent to the basis provided for in this Agreement.

If, within thirty days of the giving of the notice referred to in Clause 14.3.1 above, each Borrower and the Agent fail to agree in writing on a substitute basis for such High Cost Lender’s Commitment each Borrower will within 90 days immediately prepay the amount of such High Cost Lender’s outstanding Utilisations and/or Ancillary Outstandings and the Total Commitments will automatically decrease by the amount of such Commitment and such decrease shall not be reversed. Clause 14.4 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period.

14.4	Break Costs

14.4.1	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

14.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount and calculation of its Break Costs for any Interest Period in which they accrue.

15.	FEES

15.1	Commitment fee

15.1.1	The Original Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of forty (40) per cent of the Margin per annum on that Lender’s Available Commitment under the Facility for the Availability Period applicable to the Facility.

15.1.2	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

15.1.3	No commitment fee accrues or is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

15.2	Arrangement fee

The Original Borrower shall pay to each Arranger (for its own account) an arrangement fee in the amount and at the times agreed in a Fee Letter.

15.3	Agency fee

The Original Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

15.4	Security Agent fee

The Original Borrower shall pay to the Security Agent (for its own account) the Security Agent fee in the amount and at the times agreed in a Fee Letter.

15.5	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the relevant Borrower of that Ancillary Facility based upon normal market rates and terms.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

16.	TAX GROSS UP AND INDEMNITIES

16.1	Definitions

In this Agreement:-

“Exempt Lender”

means, in relation to an Obligor, a Lender which is (otherwise than by reason of being a Treaty Lender) able to receive interest without a Tax Deduction imposed by the relevant Obligor’s Tax Jurisdiction through operation of local law including in the case of a UK Additional Borrower:

(a)       a Lender:

(i)      which is a bank (as defined for the purpose of section 379 of the ITA) making an advance under a Finance Document; or

(ii)     in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 379 of the ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)      a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company

“FATCA”

means:

(a)       sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)      any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)       any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction

“Obligor’s Tax Jurisdiction”	means, in relation to an Obligor, the jurisdiction(s) in which that Obligor is resident for tax purposes

“Protected Party”	means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document

“Qualifying Lender”

means:

(a) in respect of an advance under a Finance Document to an Obligor in which that Obligor’s Tax Jurisdiction is the United Kingdom, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:-

(i)       a Lender:

(A)    which is a bank (as defined for the purpose of section 379 of the ITA) making an advance under a Finance Document; or

(B)    in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 379 of the ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)      a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)     a Treaty Lender; or

(iv)     an Exempt Lender;

(b) in respect of an advance under a Finance Document to an Obligor in which that Obligor’s Tax Jurisdiction is not the United Kingdom, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:-

(i)       a Treaty Lender; or

(ii)      an Exempt Lender.

“Tax Credit”	means a credit against, relief or remission for, or repayment or refund of, any Tax

“Tax Deduction”	means a deduction or withholding for or on account of Tax from a payment under a Finance Document

“Tax Payment”	means either the increase in a payment made by an Obligor to a Finance Party under Clause 16.2 (Tax gross-up) or a payment under Clause 16.3 (Tax indemnity)

“Treaty Lender”

means, in relation to an Obligor, a Lender which:

(a)       is treated as a resident of a Treaty State for purposes of the relevant Treaty;

(b)      does not carry on a business in that Obligor’s Tax Jurisdiction through a permanent establishment with which that Lender’s participation in the Loan is effectively connected;

(c)       meets all other conditions (including any limitation on benefits provisions) in the Treaty that are within its control for full exemption from Tax on interest, subject only to the completion of any procedural formalities;

“Treaty State”	means a jurisdiction having a double taxation agreement (“Treaty”) with the Obligor’s Tax Jurisdiction which makes provision for full exemption from tax imposed by that Obligor’s Tax Jurisdiction on interest

“UK Non-Bank Lender”	means a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party

Unless a contrary indication appears, in this Clause 16 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

16.2	Tax gross-up

16.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

16.2.2	The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Parent and that Obligor.

16.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

16.2.4	A payment shall not be increased under Clause 16.2.3 above by reason of a Tax Deduction on account of Tax imposed by the relevant Obligor’s Tax Jurisdiction, if on the date on which the payment falls due:-

(a)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(b)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 16.2.7 below; or

(c)	to the extent that the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without or with a reduced Tax Deduction had that Lender complied with its obligations under Clause 16.2.8 below.

16.2.5	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

16.2.6	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment the original or a certified copy of a receipt issued by the relevant taxing authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

16.2.7	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

16.2.8	Each Lender that is entitled to an exemption from or a reduction in the amount of a Tax Deduction imposed under the laws of the United States of America, or any income tax treaty to which the United States of America is a party, with respect to a payment made by an Obligor under any Finance Document shall deliver to that Obligor (with a copy to the Agent) within 10 Business Days of the Obligor or the Agent requesting that such Lender provide such documentation, such properly completed and executed documentation prescribed by applicable law and requested by that that Obligor or the Agent as will permit such payments to be made without or at a reduced amount of a Tax Deduction. A Lender shall promptly notify the Parent and the applicable Obligor when it is aware of a change in circumstances that renders any previous delivered documentation pursuant to this Clause 16.2.8 obsolete or inaccurate and promptly deliver to that obligor any properly completed and executed documentation as may be required in order to confirm or establish the entitlement to a continued exemption from or reduction in a Tax Deduction if that Lender continues to be so entitled.

Without limiting the generality of the foregoing if any Obligor’s Tax Jurisdiction is the United States of America;

(a)

each Lender that is a United States Person shall deliver to that Obligor and the Agent (in such number of copies as shall be requested by the recipient), within 10 Business Days of the date on which that Lender becomes a Lender hereunder (and from time to time thereafter at the time or times prescribed by applicable and as requested by that Obligor or the Agent), executed originals of IRS Form W-9 (or any successor form) certifying that that Lender is exempt from United States federal backup withholding tax; or

(b)	each Lender that is not a United States Person shall deliver to that Obligor and the Agent (in such number of copies as shall be requested by the recipient), within 10 Business Days of the date on which that Lender becomes a Lender hereunder (and from time to time thereafter at such times prescribed by applicable law and as reasonably requested by that Obligor or the Agent), whichever of the following is applicable:

(i)	in the case that Lender is claiming the benefits of an income tax treaty to which the United States of America is a party (x) with respect to payments of interest under any Finance Document, executed originals of IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, United States federal withholding tax pursuant to the “interest” article of such income tax treaty and (y) with respect to any other applicable payments under any Finance Document, IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such income tax treaty; or

(ii)	executed originals of IRS Form W-8ECI (or any successor form); or

(iii)	in the case that Lender is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that that Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of that Obligor within the meaning of Section 881(c)(3)(B) of the Code, or is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) , and (y) executed originals of IRS Form W-8BEN (or any successor form);

(iv)	to the extent that Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI (or any successor form), IRS Form W-8BEN (or any successor form), a US Tax Compliance Certificate, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable: provided that if that Lender is a partnership and one or more direct or indirect partners of that Lender are claiming the portfolio interest exemption, that Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; or

(v)	any other form prescribed by applicable law and notified by the Obligor to the Lender as a basis for claiming exemption from or a reduction in a Tax Deduction imposed by the United States of America, duly completed together with such supplementary documentation as may be prescribed by applicable law to permit that Obligor or the Agent to determine the Tax Deduction required to be made.

16.2.9	If a Lender would be subject to a Tax Deduction imposed pursuant to FATCA on a payment made by an Obligor under any Finance Document and that Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), that Lender shall provide such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by that Obligor or the Agent or as may be necessary for that Obligor or the Agent to comply with their obligations under FATCA, to determine that that Lender has complied with that Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from any such payments under FATCA.

16.2.10	If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Clause 16.6.1 (HMRC DT Treaty Passport scheme confirmation), no Obligor shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Utilisation.

16.3	Tax indemnity

16.3.1	The Parent shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

16.3.2	Clause 16.3.1 above shall not apply:-

(a)	with respect to any Tax assessed on a Finance Party:-

(i)	under the law of the jurisdiction (or any political subdivision thereof) in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction (or any political subdivision thereof) in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or if that Tax is a United States branch profits tax; or

(b)	to the extent a loss, liability or cost:-

(i)	is compensated for by an increased payment under Clause 16.2 (Tax gross-up);

(ii)	would have been compensated for by an increased payment under Clause 16.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 16.2.4 applied; or

(iii)	would not have been imposed had that Lender complied with its obligations under Clause 16.2.9 above.

16.3.3	A Protected Party making, or intending to make a claim under Clause 16.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent.

16.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 16.3, notify the Agent.

16.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:-

16.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

16.4.2	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

16.5	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:-

16.5.1	not a Qualifying Lender;

16.5.2	a Qualifying Lender under paragraph (a) of the definition of Qualifying Lender; or

16.5.3	an Exempt Lender; or

16.5.4	a Treaty Lender which is a Qualifying Lender under paragraph (b) of the definition of Qualifying Lender.

If a New Lender fails to indicate its status in accordance with this Clause 16.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Parent). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 16.5.

16.6	HMRC DT Treaty Passport scheme confirmation

16.6.1	A New Lender or an Increase Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which then wishes that scheme to apply to any UK Obligor under this Agreement, shall include an indication to that effect (without liability to any Obligor) in the Transfer Certificate or Assignment Agreement or Increase Confirmation which it executes by including its scheme reference number and its jurisdiction of tax residence in that Transfer Certificate or Assignment Agreement or Increase Confirmation.

16.6.2	Where a New Lender or an Increase Lender includes the indication described in Clause 16.6.1 in the relevant Transfer Certificate or Assignment Agreement or Increase Confirmation:-

(a)	each UK Borrower which is a Party as a Borrower as at the relevant Transfer Date or the date on which the increase in Total Commitments described in the relevant Increase Confirmation takes effect shall to the extent that that New Lender or Increase Lender becomes a Lender under a Facility which is made available to that Borrower pursuant to Clause 2.1 (The Facilities), file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date or that date on which the increase in Total Commitments takes effect and shall promptly provide the Lender with a copy of that filing; and

(b)	each Additional UK Borrower which becomes an Additional Borrower after the relevant Transfer Date or the date on which the increase in Total Commitments described in the relevant Increase Confirmation takes effect shall, to the extent that that New Lender or Increase Lender is a Lender under a Facility which is made available to that Additional Borrower pursuant to Clause 2.1 (The Facilities), file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of becoming an Additional Borrower and shall promptly provide the Lender with a copy of that filing.

16.7	Stamp taxes

The Parent shall pay and, within three Business Days of demand, indemnify each Secured Party against any and all stamp duty, registration and other similar Taxes paid or payable by that Secured Party in respect of any Finance Document and any reasonable expenses arising therefrom or with respect thereto, save for any such Taxes paid or payable in respect of an assignment or transfer of a Lender’s interests in respect of a Finance Document or the Secured Party making or intending to make a claim under this Clause 16.7 shall promptly notify the Agent of the event which will give, or has given, rise to its claim following which the Agent shall notify the Parent.

16.8	VAT

16.8.1	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Clause 16.8.2 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate invoice to such Party).

16.8.2	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

16.8.3	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

16.8.4	Any reference in this Clause 16.8 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

17.	INCREASED COSTS

17.1	Increased costs

17.1.1	Subject to Clause 17.3 (Exceptions) the Parent shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement (including, for the avoidance of doubt, any law or regulation implementing Basel III).

17.1.2	In this Agreement “Increased Costs” means:-

(a)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

17.1.3	“Basel III” means:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and

(b)	and further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

17.2	Increased cost claims

17.2.1	A Finance Party intending to make a claim pursuant to Clause 17.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.

17.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

17.3	Exceptions

17.3.1	Clause 17.1 (Increased Costs) does not apply to the extent any Increased Cost is:-

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by Clause 16.3 (Tax indemnity) (or would have been compensated for under Clause 16.3 (Tax indemnity) but was not so compensated because any of the exclusions in Clause 16.3.2 applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

17.3.2	In this Clause 17.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 16.1 (Definitions).

18.	OTHER INDEMNITIES

18.1	Currency indemnity

18.1.1	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:-

(a)	making or filing a claim or proof against that Obligor; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

18.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2	Other indemnities

18.2.1	The Parent shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by it as a result of:-

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 34 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent.

18.2.2	The Parent shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the funding of the Borrowers (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 18.2.

18.3	Indemnity to the Agent

The Parent shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:-

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

18.4	Indemnity to the Security Agent

18.4.1	Each Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:-

(a)	the taking, holding, protection or enforcement of the Transaction Security,

(b)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; or

(c)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

18.4.2	The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 18.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

19.	MITIGATION BY THE LENDERS

19.1	Mitigation

19.1.1	Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 16 (Tax gross-up and indemnities) or Clause 17 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

19.1.2	Clause 19.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

19.2	Limitation of liability

19.2.1	The Parent shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

19.2.2	A Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

20.	COSTS AND EXPENSES

20.1	Transaction expenses

The Parent shall promptly on demand pay the Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including legal, travel and/or valuation fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:-

20.1.1	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

20.1.2	any other Finance Documents executed after the date of this Agreement.

20.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 35.10 (Change of currency), the Parent shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal travel and/or valuation fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

20.3	Security Agent’s ongoing costs

20.3.1	In the event of (i) a Default or (ii) the Security Agent considering it necessary or expedient or (iii) the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Parent agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Parent shall pay to the Security Agent any additional remuneration that may be agreed between them.

20.3.2	If the Security Agent and the Parent fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Parent or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the party that such expert determines to be the appropriate person) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

20.4	Enforcement and preservation costs

The Parent shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal travel and/or valuation fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

21.	GUARANTEE AND INDEMNITY

21.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:-

21.1.1	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

21.1.2	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

21.1.3	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 21 if the amount claimed had been recoverable on the basis of a guarantee.

21.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 21 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

21.4	Waiver of defences

The obligations of each Guarantor under this Clause 21 will not be affected by an act, omission, matter or thing which, but for this Clause 21, would reduce, release or prejudice any of its obligations under this Clause 21 (without limitation and whether or not known to it or any Finance Party) including:-

21.4.1	any time, waiver or consent granted to, or composition with, any other Obligor or other person;

21.4.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

21.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

21.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

21.4.5	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

21.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

21.4.7	any insolvency or similar proceedings.

21.5	Guarantor Intent

Without prejudice to the generality of Clause 21.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

21.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 21. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

21.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:-

21.7.1	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

21.7.2	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 21.

21.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 21:-

21.8.1	to be indemnified by an Obligor;

21.8.2	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

21.8.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

21.8.4	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 21.1 (Guarantee and Indemnity);

21.8.5	to exercise any right of set-off against any Obligor; and/or

21.8.6	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 35 (Payment mechanics).

21.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:-

21.9.1	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

21.9.2	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

21.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

22.	REPRESENTATIONS

22.1	General

Each Obligor makes the representations and warranties set out in this Clause 22 to each Finance Party.

22.2	Status

22.2.1	It and each of its Subsidiaries is duly organised, validly existing and in good standing under the law of its jurisdiction of formation.

22.2.2	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is currently being conducted.

22.3	Binding obligations

Subject to the Legal Reservations:-

22.3.1	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

22.3.2	(without limiting the generality of Clause 22.3.1 above), each Transaction Security Document to which it is a party is effective to create a legal, valid and enforceable security interest in favour of the Security Agent for the benefit of the Secured Parties in the assets expressed to be secured thereby.

22.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not violate:-

22.4.1	any law or regulation applicable to it;

22.4.2	the charter, bylaws or other constitutional documents of any member of the Group; or

22.4.3	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument, in any respect which would or might have Material Adverse Effect.

22.5	Power and authority

22.5.1	It has the corporate power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

22.5.2	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

22.6	Validity and admissibility in evidence

22.6.1	All Authorisations required:-

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect except for (i) filings necessary to perfect Liens created under the Finance Documents and (ii) filings with the Securities and Exchange Commission that may require to be made following the execution and delivery hereof (in each case to the extent the same are specified in the Legal Opinions): and which will be obtained or effected promptly after the Agreement Date.

22.6.2	All material Authorisations necessary for the conduct of the business, trade and ordinary activities of Obligors have been obtained or effected and are in full force and effect (or will be obtained and be in full force and effect on the date they are required).

22.7	Governing law and enforcement

22.7.1	The choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

22.7.2	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

22.8	Insolvency

No:-

22.8.1	corporate action, legal proceeding or other procedure or step described in Clause 26.7.1; or

22.8.2	creditors’ process described in Clause 26.10 (Creditors’ process),

has been taken or, to the knowledge of the Parent, threatened in writing in relation to a member of the Group, except to the extent such action, proceeding, procedure, step or process relates to a member of the Group (other than the Parent, a Borrower or any Subsidiary of a Borrower) which is not a Material Company; and

none of the circumstances described in Clause 26.8 (Insolvency) applies to (i) the Parent, a Borrower, any Subsidiary of a Borrower or (ii) a member of the Group which is a Material Company.

22.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction, except as specified in any Legal Opinion, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to a Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document.

22.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax (other than as may be required under Sections 1471 or 1472 of the Code) from any payment of interest it may make under any Finance Document to a Lender which is a Treaty Lender and which has completed the procedural formalities referred to in Clause 16.2.7.

22.11	No default

22.11.1	No Event of Default and, on the Agreement Date and the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

22.11.2	No Obligor is in default under or with respect to any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which had or could reasonably be expected to have a Material Adverse Effect.

22.12	No misleading information

Save as disclosed in writing to the Agent and the Arranger prior to the date of this Agreement:

22.12.1	any financial projection, forecast, budget, or other estimate or forward-looking statement or information (collectively, the “Projections”) contained in information provided by an Obligor to the Agent has been prepared in good faith on the basis of assumptions believed by such Obligor to be reasonable at the time they were prepared, it being understood that projections by their nature are uncertain and no assurance is given that the results reflected in such Projections will be achieved;

22.12.2	excluding the Projections, none of the material written information provided to a Finance Party by or on behalf of the Parent or each Borrower in connection with this Agreement on or before the date of this Agreement and not superseded before that date contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made not materially misleading; and

22.12.3	all other written information provided by any member of the Group (including its advisers) to a Finance Party or the provider of the Certificate of Insurance (as referred to in paragraph (e) of Schedule 2) was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

22.13	Financial Statements

22.13.1	The unaudited consolidated financial statements of the Parent and its Subsidiaries as of and for the fiscal quarter and the portion of the Financial Year ended 30 June 2012 present fairly in all material respects the consolidated financial condition and results of operations of such Persons as of and for the periods to which they relate in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes.

22.13.2	The audited Original Financial Statements present fairly in all material respects the consolidated financial condition and results of operations of the Parent and its Subsidiaries as of and for the Financial Year to which they relate in accordance with GAAP.

22.13.3	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Parent) since the date of the Original Financial Statements.

22.13.4	Its most recent financial statements delivered pursuant to Clause 23.1 (Financial Statements):

(a)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(b)	fairly present in all material respects in accordance with GAAP the consolidated financial condition and results of operations of the Parent and its Subsidiaries, for the periods to which they relate, subject (in the case of unaudited financial statements) to year-end audit adjustments and the absence of footnotes.

22.13.5	Since the date of the most recent financial statements delivered pursuant to Clause 23.1 (Financial Statements) there has been no material adverse change in the business, assets or financial condition of the Group compared to such business, assets or financial condition as it existed on the date of execution hereof.

22.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceeding or investigation of, or before, any court, arbitral body or governmental authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge been started or threatened against it or any of its Subsidiaries.

22.15	No breach of laws

22.15.1	It has not (and none of its Subsidiaries has) breached any law or regulation which breach had or could reasonably be expected to have a Material Adverse Effect.

22.15.2	There are no strikes, lockouts, or slowdowns against an Obligor or any Subsidiary pending or to its knowledge threatened which had or could reasonably be expected to have a Material Adverse Effect.

22.16	Environmental laws

22.16.1	Each member of the Group is in compliance with Clause 25.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which had or could reasonably be expected to have a Material Adverse Effect.

22.16.2	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim had or could reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect.

22.16.3	The cost to the Group of compliance with Environmental Laws (including Environmental Permits) is (to the best of its knowledge and belief, having made due and careful enquiry) adequately provided for in the relevant Budget.

22.17	Taxation

22.17.1	It is not (and none of its Subsidiaries is) materially overdue taking into account any extensions in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue taking into account any extensions in the payment of any amount in respect of Tax, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which it (or its Subsidiaries) have set aside on its (or its Subsidiaries’) books adequate reserves (to the extent required by GAAP) or (ii) to the extent failure to pay could not reasonably be expected to result in a Material Adverse Effect.

22.17.2	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes except for such as would not reasonably be expected to have a Material Adverse Effect.

22.17.3	It is resident for Tax purposes only in the jurisdiction of its incorporation.

22.18	Security and Financial Indebtedness

22.18.1	No Security exists over all or any of the present or future assets of any Obligor other than as permitted by this Agreement.

22.18.2	No Borrower has any Financial Indebtedness outstanding other than:-

(a)	as permitted by this Agreement; or

(b)	the Existing RCF Debt, which is to be discharged on the Closing Date; or

(c)	the Existing Term Debt.

22.19	Ranking

The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security other than Permitted Vessel Security.

22.20	Good title to assets

The Parent and each of its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

22.21	Legal and beneficial ownership

Each Obligor is the sole legal and beneficial owner of the assets over which it purports to grant Security

22.22	Group Structure Chart

The Group Structure Chart delivered to the Agent pursuant to Schedule 2 (Conditions Precedent) is true, complete and accurate in all material respects as of the date hereof.

22.23	Accounting reference date

The Accounting Reference Date of each Obligor is 31 December.

22.24	Material contracts

The Shipping Documents provided to the Agent pursuant to Schedule 2 (Conditions Precedent) are true, complete and accurate in all material respects and are not misleading in any material respect.

22.25	No adverse consequences

22.25.1	It is not necessary under the laws of its Relevant Jurisdictions:

(a)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(b)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

22.25.2	No Finance Party that is not already resident, domiciled or carrying on business in its Relevant Jurisdictions is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions solely by reason of the execution, performance or enforcement of any Finance Document, except to the extent that performance or enforcement results in the ownership of assets or conduct of business by a Finance Party in a Relevant Jurisdiction.

22.26	ERISA Event, Margin Stock and “Investment Company”

22.26.1	No ERISA Event has occurred or is reasonably expected to occur in relation to each Borrower that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would result in a Material Adverse Effect; the aggregate actuarial present value of accumulated benefit obligations of all Employee Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 35) did not, as of the date of its most recent financial statements, reflecting such amounts, exceed the fair market value of the assets of such Employee Plans by an amount that could reasonably be expected to have a Material Adverse Effect;

22.26.2	The Borrower is not engaged nor will it engage principally, or as one of its important activities, in the business of owning or extending credit for the purpose of “buying” or “carrying” any Margin Stock;

22.26.3	None of the proceeds of the Facility will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Financial Indebtedness that was originally incurred to “buy” or “carry” any Margin Stock or for any other purpose which might cause the Facility to be considered a “purpose credit” within the meaning of Regulation U or Regulation X; and

22.26.4	Neither the Parent nor each Borrower is an “investment company” as such term is defined in the Investment Company Act of 1940 of the United States (the 1940 Act) or otherwise subject to regulation under the 1940 Act.

22.27	Times when representations made

22.27.1	All the representations and warranties in this Clause 22 are made by each Original Obligor on the date of this Agreement except for the representations and warranties set out in Clause 22.12 (No misleading information) which are deemed to be made by each Obligor with respect to the Budget, on the date of this Agreement and on the first Utilisation Date.

22.27.2	The representations and warranties in Clause 22.12 (No misleading information) are deemed to be made by each Obligor on the Syndication Date.

22.27.3	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period (except that those contained in Clauses 22.13.3 and 22.13.5 will cease to be so made once subsequent financial statements have been delivered under this Agreement).

22.27.4	All the representations and warranties in this Clause 22 except Clause 22.12 (No misleading information) and Clause 22.22 (Group Structure Chart) are deemed to be made by each Additional Guarantor on the day on which it becomes (or it is proposed that it becomes) an Additional Guarantor.

22.27.5	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

23.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 23:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to Clause 23.1.1 (Financial statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to Clause 23.1.2 (Financial statements).

23.1	Financial statements

The Parent shall in accordance with Clause 37.6 (Electronic Communication) and Clause 37.7 (Use of Websites) supply to the Agent in sufficient copies for all the Lenders:

23.1.1	No later than 90 days after the end of each fiscal year of the Parent, the Parent’s audited consolidated balance sheet and related audited consolidated statements of income, shareowners’ investments and cash flows, as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Auditors or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

23.1.2	No later than 40 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, the Parent’s unaudited consolidated balance sheet and related unaudited consolidated statements of income, shareowners’ investments and cash flows, as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

23.2	Provision and contents of Compliance Certificate

23.2.1	The Parent shall supply a Compliance Certificate to the Agent with each set of its audited consolidated Annual Financial Statements and each set of its unaudited consolidated Quarterly Financial Statements.

23.2.2	The Compliance Certificate shall set out (in reasonable detail) computations as to compliance with Clause 24 (Financial Covenants).

23.2.3	Each Compliance Certificate shall be signed by a Responsible Officer of the Parent.

23.3	Requirements as to financial statements

23.3.1	Each set of financial statements delivered pursuant to Clause 23.1 (Financial statements):

(a)	shall be certified in the manner required in that Clause and in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;

(b)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied:

(i)	in the case of the Parent, in the preparation of prior period financial statements, except as otherwise required by GAAP; and

(ii)	in the case of any Obligor, in the preparation of the Original Financial Statements for that Obligor,

unless, in relation to any set of financial statements, the Parent notifies the Agent that there has been a change in the Accounting Principles or the accounting practices and the Parent’s Auditors (unless it is the general policy of the Auditors across all its clients not to provide such information in which case it shall be supplied by such other independent entity as the Agent may reasonably request) deliver to the Agent:

(iii)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Parent’s Original Financial Statements were prepared; and

(iv)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 24 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and Parent’s Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those consolidated financial statements of the Parent and its Subsidiaries as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

23.3.2	If the Agent wishes to discuss the financial position of any member of the Group with the Auditors, the Agent may notify the Parent, stating the questions or issues which the Agent wishes to discuss with the Auditors. In this event, the Parent must ensure that the Auditors are authorised (at the expense of the Parent):

(a)	to discuss the financial position of each member of the Group with the Agent on request from the Agent;

(b)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request; and

(c)	provided however, that this Clause 23.3.2 shall not be deemed to authorize or require the preparation by the Auditors of new or additional information or analysis not otherwise already completed pursuant to the audit work of the Auditors or which would incur unreasonable expense.

23.4	Budget

23.4.1	The Parent shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 60 days after the end of each of its Financial Years, an annual Budget for the following Financial Year.

23.4.2	The Parent shall ensure that each Budget:

(a)	delivered to the Agent includes all of the financial information reviewed by the Parent’s board of directors when the Budget was presented thereto;

(b)	is prepared in good faith, on the basis of assumptions believed by the Parent to be reasonable at the time it was prepared, it being understood that the Budget by its nature is uncertain and no assurance is given that the Budget will be achieved; and

(c)	has been presented to the board of directors of the Parent.

23.5	Group companies

The Parent shall, at the request of the Agent, such request to be not more frequently than once every Fiscal Quarter supply to the Agent a report issued by its Financial Officer stating which of its Subsidiaries are Material Companies.

23.6	Quarterly fleet contract summary report

The Parent shall supply to the Agent, in sufficient copies for all the Lenders, no later than 40 days after the end of each Financial Quarter of each of its Financial Years, a report summarising the current contractual position in relation to the Group’s fleet of vessels worldwide. Unless otherwise agreed between the Parent and the Agent, the form and content of such report shall be substantially as set out in the Fleet Report Template.

23.7	Presentations

Once in every Financial Year, (or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may have occurred or may occur), the chief financial officer of the Parent shall give a presentation to the Finance Parties about the on-going business and financial performance of the Group.

23.8	Year-end

Neither the Parent nor any other Obligor shall change its Accounting Reference Date.

23.9	Information: miscellaneous

The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests, or in electronic form if each Borrower so elects):

23.9.1	at the same time as they are dispatched, copies of all documents dispatched by the Parent or any Obligors to its creditors generally (or any class of them);

23.9.2	promptly upon becoming aware of them, the material details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect or which would involve an uninsured liability, or a potential or alleged uninsured liability, exceeding US$10,000,000 (or its equivalent in other currencies);

23.9.3	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

23.9.4	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement and/or details of any changes to the Senior Management of the Parent or each Borrower as any Finance Party through the Agent may reasonably request.

23.10	Notification of default

23.10.1	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

23.10.2	Promptly at any time where the Agent reasonably believes a Default may have occurred upon a request by the Agent, the Parent shall supply to the Agent a certificate signed by its Responsible Officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

23.11	“Know your customer” checks

23.11.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

23.11.2	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

23.11.3	The Parent shall, by not less than 20 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 30 (Changes to the Obligors).

23.11.4	Following the giving of any notice pursuant to Clause 23.11.3 above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

24.	FINANCIAL COVENANTS

24.1	Financial covenants

24.1.1	Leverage Ratio: The Parent shall not permit the Leverage Ratio, for any Financial Quarter ending during any period set forth below, to exceed the ratio set forth opposite such Financial Quarter:

Financial Quarter Ending:	Leverage Ratio

on or after 30 September 2012 and or on or prior to 31 December 2014	3.0 to 1.0

on or after 31 March 2015 and on or prior to 31 December 2015	2.75 to 1.0

on or after 31 March 2016 and on or prior to the Termination Date	2.5 to 1.0

24.1.2	Consolidated Interest Coverage Ratio: The Parent shall not permit the Consolidated Interest Coverage Ratio, for any period for four consecutive Financial Quarters of the Parent, to be less than 4.0 to 1.0.

24.1.3	Gearing: The Parent shall not permit the Equity to Total Assets Ratio, as of the last day of any Financial Quarter of the Parent, to be less than 0.35 to 1.0.

24.1.4	Collateral to Debt Ratio: The Collateral to Debt Ratio shall be tested at the end of each Financial Quarter and shall be at least 1.75 to 1.0.

24.2	Financial testing

24.2.1	Subject to 24.2.2 below, the financial covenants set out in Clause 24.1 (Financial covenants) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to Clause 23.1 (Financial Statements) and/or each Compliance Certificate delivered pursuant to Clause 23.2 (Provision and contents of Compliance Certificate).

24.2.2	For the purpose of the financial covenant in Clause 24.1.1 (Leverage Ratio) for each of the Relevant Periods ending on a date which is less than 12 months after the Closing Date, Consolidated Adjusted EBITDA for any portion of the 12 months prior to the Closing Date shall be calculated by reference to the amount of Consolidated Adjusted EBITDA as disclosed in the financial statements and/or Compliance Certificates for the Financial Quarters ending after 12 months prior to the Closing Date, annualised pro-rata on a straight line basis.

24.3	Financial Covenant definitions

In this Agreement:-

“Collateral to Debt Ratio” means, at any time, the ratio of (i) the aggregate Appraised Value of the Collateral Vessels and any sums at credit of the Cash Collateral Account to (ii) the sum of the outstanding Utilisations and the Ancillary Outstandings.

“Consolidated Adjusted EBITDA” means, for any period, the Consolidated Net Income (or Consolidated Net Income Before Extraordinary Items and/or Discontinued Operations, if either or both are presented) for such period, without duplication:-

(a)	plus consolidated provision for tax expenses;

(b)	plus consolidated depreciation and amortization;

(c)	plus consolidated interest expense;

(d)	plus impairment charges to the extent included in the income statement and separately stated in the statement of cash flows as a reconciling item from net income to cash flows from operations (including with respect to fixed assets or goodwill or other intangibles);

(e)	plus any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, to the extent included in the income statement and separately stated in the statement of cash flows as a reconciling item from net income to cash flows from operations;

(f)	less consolidated interest income;

(g)	plus (less) the non-cash portion of losses (gains) on disposals, to the extent included in the income statement if separately stated in the operating and investing sections of the statement of cash flows as a net reduction or increase in cash flow;

(h)	plus or minus non cash income or losses in relation to hedging activities.

For the purposes of calculating Consolidated Adjusted EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period (and after the Agreement Date) the Parent or any of its Subsidiaries shall have made any Material Disposition (as defined below), the Consolidated Adjusted EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period (and after the Agreement Date) the Parent or any of its Subsidiaries shall have made a Material Acquisition, Consolidated Adjusted EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X as promulgated by the SEC or in such other manner acceptable to the Agent as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of the productive assets an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Parent or any of its Subsidiaries in excess of $10,000,000.00; and “Material Disposition” means any disposition of property or series of related dispositions of property that (x) constitutes assets comprising all or substantially all of the productive assets an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Parent or any of its Subsidiaries in excess of $10,000,000.00.

“Consolidated Net Income” means, for any period, the net income (loss) of the Parent and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that (a) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or other distributions actually paid in cash to the Parent or any Subsidiary during such period, (b) the net loss of any such Person will be included only to the extent such loss is funded in cash by the Parent or a Subsidiary during such period and (c) the income or loss of any Person will be excluded to the extent such income or loss is accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent or any Subsidiary or the date that such Person’s assets are acquired by the Parent or any Subsidiary.

“Consolidated Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated Adjusted EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, on a consolidated basis for any Person for any period, without duplication, the aggregate amount payable in cash with respect to such period for (a) interest expense (including that attributable to Capitalised Leases) of the Parent and its Subsidiaries, determined in accordance with GAAP, and (b) mandatory dividend payments in respect of shares of capital stock to the extent the same is payable in cash during such period, but excluding, to the extent included in clauses (a) and (b) above, (i) the amortized amount of any fees and expenses associated with the consummation of any Financial Indebtedness financing, (ii) any fees, expenses and costs associated with the renegotiation of Financial Indebtedness, (iii) costs associated with obtaining any interest rate hedging agreements, (iv) annual agency fees paid to the Agent, and (v) fees and expenses associated with any investment, recapitalization, equity issuance or debt issuance permitted under this Agreement (whether or not consummated).

“Equity to Total Assets Ratio” means, on any date, the ratio of (a) Shareholders Equity to (b) Total Assets (Parent).

“Leverage Ratio” means, on any date, the ratio of:-

(a)	Total Indebtedness as of such date minus the amount of cash held by or on account for the Parent and its consolidated subsidiaries on such date, excluding:

(i)	cash subject to any Security; and

(ii)	cash subject to any other contractual restriction specifically requiring the application thereof or the proceeds thereof to a particular use other than the repayment of Financial Indebtedness; and

(iii)	Minimum Operational Cash, to

(b)	Consolidated Adjusted EBITDA for the most recently ended four consecutive Financial Quarters of the Parent.

“Minimum Operational Cash” means $35,000,000.

“Shareholders Equity” means, on any date, total shareholders equity of the Parent and its Subsidiaries, determined in accordance with GAAP.

“Total Assets (Original Borrower)” means, at any date, the total assets of the Original Borrower and its Subsidiaries determined on a consolidated basis, excluding all intangible assets such as, and without limiting the generality of the foregoing, patents, trademarks, copyrights, trade secrets, licenses, franchises, know how, goodwill and trade names, all of the foregoing to be determined in accordance with GAAP.

“Total Assets (Parent)” means, at any date, the total assets of the Parent and its Subsidiaries determined on a consolidated basis, excluding all intangible assets such as, and without limiting the generality of the foregoing, patents, trademarks, copyrights, trade secrets, licenses, franchises, know how, goodwill and trade names, all of the foregoing to be determined in accordance with GAAP.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Financial Indebtedness of the Parent and its Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP and which would be reflected as long-term debt or short-term debt on a consolidated balance sheet of the

Parent in accordance with GAAP if such balance sheet were prepared on such date. Total Indebtedness shall in all cases be calculated without giving effect to Accounting Standards Codification 815.

25.	GENERAL UNDERTAKINGS

The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

25.1	Authorisations

Each Obligor shall promptly:-

25.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

25.1.2	if requested by the Agent, supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:-

(a)	enable it to perform its obligations under the Finance Documents;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(c)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

25.2	Compliance with laws

Each Obligor shall (and the Parent shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

25.3	Environmental compliance and Environmental Claims

25.3.1	Each Obligor shall (and the Parent shall ensure that each member of the Group will):-

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

25.3.2	Each Obligor shall (through the Parent), promptly upon becoming aware of the same, inform the Agent in writing of:-

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

25.4	Dividends

The Parent may not make or declare payment of any Distribution unless:

25.4.1	The Parent and its consolidated Subsidiaries are in Pro-Forma Compliance after giving effect to such Distribution with Clause 24 (Financial Covenants) in each case recomputed as at the last day of the most recently ended fiscal quarter of the Parent as if such Distribution had occurred on the first day of each relevant period for testing such compliance; and

25.4.2	No Default has occurred or would result therefrom.

25.5	Taxation

25.5.1	Each Obligor shall (and the Parent shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:-

(a)	(A) such payment is being contested in good faith; (B) adequate reserves (to the extent required by GAAP) are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 23.1 (Financial statements); and (C) such payment can be lawfully withheld; or

(b)	the amount of such Taxes does not exceed in aggregate $1,000,000.

25.5.2	No Obligor may change its residence for Tax purposes.

Restrictions on business focus

25.6	Merger

The Borrower shall not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred,

25.6.1	any Person may merge or consolidate with or into each Borrower in a transaction in which each Borrower is the surviving corporation,

25.6.2	any Person may merge or consolidate with or into the Borrower, provided that, if each Borrower is not the survivor of such merger or consolidation, (first) the survivor shall have expressly assumed the obligations of each Borrower arising hereunder by written acknowledgement in form and substance satisfactory to the Agent and (second) the Agent and Security Agent are satisfied that the Transaction Security is not impaired or adversely affected, and

25.6.3	each Borrower may merge with and into any of its Wholly Owned Subsidiaries, provided that the survivor of such merger, if not the Borrower, (first) expressly assumes the guarantee obligations of each Borrower arising hereunder by written acknowledgement in form and substance satisfactory to the Agent and (second) the Agent and Security Agent are satisfied that the Transaction Security is not impaired or adversely affected.

25.7	Change of business

The Parent shall procure that no material change is made to the general nature of the business of the Original Borrower or of the Parent and its Subsidiaries taken as a whole from that carried on by the Group at the date of this Agreement.

25.8	Acquisitions

No Obligor shall acquire any Person or any Equity Interest of or a division or line of business of a Person (or, in each case, any interest in any of them) except for

25.8.1	Permitted Acquisitions,

25.8.2	interests in joint ventures permitted under Clause 25.9,

25.8.3	Equity Interests issued by the Parent or by Subsidiaries (other than each Borrower unless such Equity Interests of each Borrower are pledged to the Security Agent on terms satisfactory to it to secure the repayment of the Loans), and

25.8.4	Equity Interests acquired

(a)	in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, or

(b)	as a result of a foreclosure by an Obligor with respect to any secured transaction or other transfer of title with respect to any secured transaction in default.

25.9	Joint ventures

No Obligor shall enter into, acquire any Equity Interest, evidences of indebtedness or other Equity Interests in, or transfer any assets to, a Joint Venture with a third-party non-Affiliate (or agree to do any of the foregoing), except that:

25.9.1	none of the foregoing shall prohibit, limit or affect in any way any acquisition of any Equity Interests by, investment by, loan from, debt purchase agreement with, or transfer of assets by or to, the Parent or any Subsidiary thereof (other than the Borrower) so long as the Parent, after giving effect to any such transaction, is in Pro Forma Compliance under Clause 24.1, and

25.9.2	none of the foregoing shall prohibit, limit or affect in any way any acquisition of any Equity Interests by, investment by, loan from, debt purchase agreement with, or transfer of assets by or to each Borrower to the extent that the aggregate consideration for all such investments in, acquisitions of or transfers of assets to such Joint Venture by Borrower does not exceed $15,000,000 in any single fiscal year of Parent and shall not exceed $45,000,000 from and after the date hereof through the remaining term of this Agreement

Restrictions on dealing with assets and Security

25.10	Preservation of assets

Each Obligor shall maintain in accordance with good industry practices all of its assets necessary or desirable in the conduct of its business.

25.11	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

25.12	Negative pledge

Neither the Parent nor each Borrower shall, nor shall each Borrower permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on its or their assets, except:

(a)	Liens imposed by law for Taxes, assessments or governmental charges which are not delinquent for a period of more than 60 days or are being contested in compliance with Clause 25.4.

(b)	Permitted Vessel Security and any other Lien in favour of the Security Agent hereunder.

(c)	Any Lien existing on the date hereof and described in the Disclosure Schedule provided that such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of accrued interest thereon and fees and expenses, including premium and defeasance costs, associated therewith).

(d)	Any Lien existing on any property or asset prior to the acquisition thereof by the Parent, each Borrower or any Subsidiary thereof or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, and (B) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of accrued interest and fees and expenses, including premium and defeasance costs, associated therewith).

(e)	Liens on fixed or capital assets acquired, constructed or improved by the Parent, each Borrower or any Subsidiary (including any such assets made the subject of a Capitalised Lease Obligation); provided that (i) such Liens if created by each Borrower secure Indebtedness permitted by Clause 25.15(e), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Financial Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of each Borrower or any Subsidiary (other than insurance thereon and other proceeds of such capital assets).

(f)	Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary (or guarantees of such Indebtedness).

(g)	Liens in favour of each Borrower or any Subsidiary.

(h)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent, each Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent, each Borrower or any Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers of the Parent, each Borrower or any Subsidiary in the ordinary course of business or (iv) arising under or pursuant to banking relationships.

(i)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights.

(j)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods, in each case entered into in the ordinary course of business.

(k)	Liens securing Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced and proceeds thereof.

(l)	Liens securing Indebtedness in an aggregate principal amount of up to 600 million Norwegian Kroner in respect of a revolving credit facility provided to GulfMark Rederi AS.

(m)	Liens (i) attaching to advances to a seller of any property to be acquired, (ii) consisting of an agreement to dispose of property and (iii) on cash earnest money deposits in connection with mergers or consolidations permitted under Clause 25.6, Permitted Acquisitions under Clause 25.8 and Joint Ventures permitted under Clause 25.9.

(n)	Liens on insurance policies and the proceeds thereof granted in the ordinary course to secure the financing of insurance premiums with respect thereto.

(o)	Any sale or assignment of accounts receivable permitted hereby.

(p)	Licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business of the Parent, each Borrower or any of its Subsidiaries.

(q)	Precautionary UCC financing statements in respect of operating leases not prohibited by this Agreement.

(r)	Any interest or title of a licensor, lessor, sublicensor or sublessor under any license or lease permitted by this Agreement.

(s)	Liens arising under Environmental Laws which (i) are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (ii) arise by operation of law (and not as a result of any grant or consent by the Parent, each Borrower or any Subsidiary) to secure performance by the Parent, each Borrower or its Subsidiaries of remediation activity, so long as the Parent, each Borrower and its Subsidiaries are in compliance with all requirements applicable to such remediation activity;

(t)	In the case of Equity Interests issued by a joint venture or a wholly-owned Subsidiary, any call or similar right in the nature of a right of first offer or a first refusal right of a third party that is also an investor in such joint venture or Subsidiary and, in the case of Equity Interests issued by a joint venture or Subsidiary, any call or similar right on any nominee, trust or directors’ qualifying shares or similar arrangements designed to satisfy requirements of applicable local laws.

(u)	Cash collateral provided on customary terms securing reimbursement obligations in respect of letters of credit described in Clause 25.15(h).

(v)	(i) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (ii) Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies and (iii) Liens securing obligations in respect of letters of credit or bank guarantees that have been posted by the Parent, each Borrower or any of its Subsidiaries to support the payment of the items set forth in clauses (i) and (ii) of this clause (v);

(w)	(i) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) Liens securing obligations in respect of letters of credit or bank guarantees that have been posted by the Parent, each Borrower or any of its Subsidiaries to support the payment of items set forth in clause (i) of this clause (w);

(x)	judgment liens in respect of judgments or attachments that do not constitute an Event of Default under Clause 26;

(y)	easements, zoning restrictions, rights-of-way, restrictive covenants, irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that are not substantial in amount and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent, each Borrower or any Subsidiary; and

(z)	Liens not otherwise permitted by this Clause 25.12 securing obligations and Indebtedness in an aggregate amount not in excess of $2,000,000 at any time outstanding with respect to each Borrower and its Subsidiaries, and (ii) $10,000,000 with respect to the Parent and its Subsidiaries.

Provided that notwithstanding the foregoing, (i) no Lien or other security over the Collateral Vessels shall be created or allowed to subsist other than Permitted Vessel Security; (ii) no consensual Liens shall be created or permitted to exist on Equity Interests that constitute Transaction Security other than pursuant to clause (a) or (b) above.

25.13	Disposals

(a)	No Obligor shall, and the Parent will ensure that no other member of the Group shall, dispose of any Material Company unless:

(i)	with the prior written consent of the Agent (acting on the instructions of the Majority Lenders); or

(ii)	on a pro forma basis immediately following such disposal, limbs (i) and (ii) of the Required Net Asset Threshold would be satisfied.

(b)	No Obligor shall without the prior written consent of the Agent (acting on the instructions of the Majority Lenders) dispose of any asset expressed to be secured by the Transaction Security, provided, however, that the Obligors may dispose of any of the Collateral Vessels and Transaction Security directly related to that Collateral Vessel being disposed of, if and to the extent permitted by and subject to the conditions set out or referred to in Clause 27 (Collateral Vessel Sale and Substitution).

(c)	Without limiting the generality of any of the other prohibitions of this Clause 25.13, no Obligor shall consummate an Asset Sale, except for each of the following:

(i)	sales, transfers, leases and other dispositions of (x) any property (including inventory) and (y) used, surplus, obsolete or worn-out equipment, in each case in the ordinary course of business;

(ii)	sales, transfers, leases and other dispositions to the Parent, to each Borrower or to a Subsidiary of he Parent or the Borrower;

(iii)	leases or subleases of property, and licenses or sublicenses of intellectual property, in each case entered into in the ordinary course of business and which do not materially interfere with the business of each Borrower and its Subsidiaries taken as a whole;

(iv)	dispositions or write-downs of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or bankruptcy or similar proceedings;

(v)	(A) sales, transfers, leases and other dispositions permitted or effected by merger or consolidation subject to paragraph (a) above and, in the case of each Borrower only, Clause 25.6 hereof and (B) Liens permitted under Clause 25.12;

(vi)	sales, transfers, leases and other dispositions of property constituting investments permitted under Clauses 25.6 or 25.9, subject to paragraph (a) of this Clause 25.13;
(vii)	dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Parent or any Subsidiary;

(viii)	voluntary terminations of Hedging Agreements;

(ix)	sales, transfers, leases and other dispositions of vessels or other assets that are not Transaction Security; and

(x)	sales, leases, transfers or other dispositions identified in this Clause 25.13,

PROVIDED THAT on a pro forma basis immediately following such disposal, limbs (i) and (ii) of the Required Net Asset Threshold would be satisfied.

25.14	Intra-Group Loans

25.14.1	Except as permitted by the Agent (acting on the instruction of the Majority Lenders), each Borrower shall not following the occurrence of an Event of Default:

(a)	repay or prepay any principal amount (or capitalised interest) outstanding under the Intra-Group Loans;

(b)	pay any interest or any other amounts payable in connection with the Intra-Group Loans; or

(c)	purchase, redeem, defease or discharge any amount outstanding with respect to the Intra-Group Loans.

25.15	Financial Indebtedness

The Borrower shall not, and shall not permit any Subsidiary thereof to, create, incur, assume or allow to remain outstanding any Financial Indebtedness, except:

(a)	Financial Indebtedness created under the Finance Documents;

(b)	Financial Indebtedness existing on the date hereof and set forth in the Disclosure Schedule;

(c)	Financial Indebtedness of each Borrower to the Parent or any Subsidiary thereof and of any Subsidiary to the Parent, each Borrower or any other Subsidiary of Parent;

(d)	Guarantees incurred in the ordinary course of business by each Borrower or any Subsidiary thereof of Financial Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of each Borrower or any other Subsidiary provided that the Indebtedness guaranteed is permitted to be incurred under this Agreement;

(e)	Financial Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalised Lease Obligations and any Financial Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (1) such Financial Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (2) the aggregate principal amount of Capitalised Lease Obligations and Indebtedness incurred pursuant to this clause (e) shall not exceed $25,000,000 at any time outstanding;

(f)	Financial Indebtedness of any Person that becomes a Subsidiary of Borrower after the date hereof; provided that (i) such Financial Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) the Parent is in compliance, on a pro forma basis after giving effect to the acquisition of such Subsidiary with the covenants in Clause 24.1 and (iii) the aggregate principal amount of Financial Indebtedness incurred pursuant to this clause (f) shall not exceed $10,000,000 at any time outstanding;

(g)	Indebtedness in respect of Hedging Agreements permitted pursuant hereto;

(h)	Financial Indebtedness of each Borrower or any Subsidiary in respect of letters of credit constituting reimbursement obligations (i) with respect to letters of credit in respect of workers’ compensation claims or self insurance obligations, or (ii) obtained in the ordinary course of business so long as the aggregate amount of the reimbursement obligations (contingent or otherwise) in respect thereof is expressly limited to $7,000,000;

(i)	Financial Indebtedness of each Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of Indebtedness for borrowed money);

(j)	Financial Indebtedness of each Borrower or any Subsidiary arising from the honouring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(k)	Financial Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding not exceeding $25,000,000;

(l)	Financial Indebtedness incurred by each Borrower or any Subsidiary representing deferred compensation to employees of each Borrower or any Subsidiary incurred in the ordinary course of business;

(m)	Financial Indebtedness assumed pursuant to a Permitted Acquisition consummated after the date hereof in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(n)	Financial Indebtedness incurred by each Borrower or any Subsidiary in connection with any Permitted Acquisition consisting of obligations in respect of indemnification, the adjustment of the purchase price or similar adjustments;

(o)	Financial Indebtedness consisting of obligations of each Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions;

(p)	Financial Indebtedness incurred by Borrower or any Subsidiary in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(q)	Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations of each Borrower or any Subsidiary thereof contained in supply arrangements, in each case, in the ordinary course of business;

(r)	Refinancing Indebtedness of each Borrower or any Subsidiary thereof incurred in exchange for, or the net proceeds of which are used to refund, refinance or replace Financial Indebtedness (other than Financial Indebtedness of each Borrower to any Subsidiary thereof or of any Subsidiary to each Borrower or any other Subsidiary) that was permitted to be incurred under clause (a), (b), (e), (f), (k), (m), (r) or (s), of this Clause 25.15;

(s)	Permitted Subordinated Indebtedness, without any limitation as to amount, so long as each Borrower and the Subsidiaries are in Pro Forma Compliance;

(t)	other Financial Indebtedness of each Borrower or any Subsidiary thereof, in an aggregate principal amount at any time outstanding pursuant to this Clause 25.15 not in excess of $15,000,000; and

(u)	all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described above.

Miscellaneous

25.16	Ownership of Borrowers

Each Borrower shall remain a Subsidiary of the Parent.

25.17	Insurance

(a)	Without prejudice to paragraph (c) below, each Obligor shall (and the Parent shall ensure that each Borrower and each of such Borrowers Subsidiaries will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies of similar reputation carrying on the same or substantially similar business in similar locations and, in the case of the Insurances, as provided in the Transaction Security Documents.

(b)	All insurances (including the Insurances) must be with reputable independent insurance companies or underwriters.

(c)	The Obligors shall ensure that:

(i)	the Insurances are maintained in full force and effect;

(ii)	the Security Agent is named as co-insured or that its interest is noted on such policies (in each case as required by the Transaction Security Documents); and

(iii)	in relation to any casualty claim over $1,000,000, each Borrower or its Subsidiaries’ relevant policy or policies provide for the Security Agent as sole loss payee or that any such sums are payable at the Security Agent’s direction, in each case in accordance with, and in the manner prescribed by, the Transaction Security Documents and as evidenced by the Certificate of Insurance and Broker’s Letter of Undertaking.

(d)	Each Borrower shall give written notice to the Agent promptly after the occurrence of any Recovery Event or series of related Recovery Events which will, or is likely to, result in a claim or claims in excess of $1,000,000 (in the aggregate) being made by each Borrower under the Insurances in accordance with, and in the manner provided by, the Transaction Security Documents.

(e)	Subject to paragraphs (f) and (g) below (and notwithstanding paragraph (c)(iii) above), if each Borrower or the Security Agent shall receive Net Cash Proceeds from any Recovery Event:-

(i)	the party receiving the Net Cash Proceeds shall deposit the same as soon as possible in the Cash Collateral Account, and each Borrower shall ensure that a Cash Collateral Account Charge is (if not already granted) immediately granted to the Security Agent in form and content acceptable to it; and

(ii)	if each Borrower provides to the Agent a certificate from a Financial Officer of each Borrower confirming:

(A)

that each Borrower intends to apply the Net Cash Proceeds within 365 days after receipt of such Net Cash Proceeds to repair or replace the damaged Collateral Vessel (or in reimbursement to each Borrower in respect of amounts already paid by each Borrower in such repair or replacement) provided that, in the case of replacement, the Substitution Conditions set out in Clause 27.2 (Collateral Vessel Substitution) shall apply and must be met in relation to the replacement vessel with references to “substitute” and “substitution” in Clause 27.2 being read as “replace” and “replacement” for purposes of this paragraph; and

(B)	no Event of Default has occurred (or would occur as a result of the Recovery Event) and in particular but without prejudice to the generality no breach of Clause 24.1.4 (Collateral to Debt Ratio) has occurred or will occur as a result of the Recovery Event, each Borrower shall be entitled to withdraw sums from the Cash Collateral Account solely for the purpose set out in paragraph (ii)(A) above. Any sums not so withdrawn at the expiry of the 365 day period referred to in paragraph (ii)(A) above shall be applied in prepayment of the Loans on the last day of the next expiring Interest Period.

(f)	If on any date the Security Agent shall receive Net Cash Proceeds from any Recovery Event or series of related Recovery Events which are less than $1,000,000 (in the aggregate), such Net Cash Proceeds shall be paid to each Borrower provided that each Borrower shall be obliged to use any Net Cash Proceeds from a Recovery Event for the repair or replacement of the Collateral Vessel(s) as provided in the Transaction Security Documents.

(g)	If on any date:-

(i)	each Borrower or the Security Agent shall receive Net Cash Proceeds from any Recovery Event or series of related Recovery Events in excess of $25,000,000 (in the aggregate); or

(ii)	the balance of Recovery Event proceeds in the Cash Collateral Account exceeds $25,000,000 (in the aggregate),

the whole of such proceeds shall, unless the Majority Lenders and each Borrower otherwise agree, be applied in prepayment of the Loans on the last day of the next expiring Interest Period.

25.18	Hedging

25.18.1	Neither the Parent or any of its Subsidiaries shall enter any Hedging Arrangement for any speculative purposes and nor shall it or they do so other than in the ordinary and prudent course of its and their respective business.

25.18.2	The Parent and any Borrower shall be entitled to enter secured Hedging Agreements with a Hedge Counterparty provided:

(a)	the same has been approved by the Agent (acting on the instructions of the Majority Lenders) in advance;

(b)	full details of the proposed Hedging Agreement have been provided to the Agent; and

(c)	if the Hedging Agreement is with an Affiliate of a Lender then such Affiliate has acceded hereto in accordance with Clause 28.8.

25.18.3	The Parent and any Borrower, shall subject to Clause 25.18.1 be entitled to enter into any unsecured Hedging Arrangement with a party other than a Hedge Counterparty provided the Agent is notified in advance of its intention to do so.

25.19	No change in management

The Borrower will not permit anyone other than the Manager to be appointed as commercial or technical managers of the Collateral Vessels, nor permit any material variation of the arrangements for the commercial or technical management of the Collateral Vessels, nor permit the Manager to sub-contract or delegate a material part of the commercial or technical management of any Collateral Vessel to any third party.

25.20	Registration of Vessels

The Borrower undertakes to maintain the registration of the Collateral Vessels under the flag indicated in Schedule 11 (The Collateral Vessels), or such other flag requested by each Borrower and consented to by the Agent acting on behalf of the Majority Lenders (such consent not to be unreasonably withheld).

25.21	Classification

The Borrower shall ensure that each Collateral Vessel maintains the appropriate classification required for the purpose of the relevant trade of such Collateral Vessel which shall be with a Pre-Approved Classification Society or such other society as may be acceptable to the Agent, in each case, free from any overdue recommendations and conditions affecting the class of that Collateral Vessel.

25.22	Valuations

The Borrower will deliver to the Agent:

25.22.1	an Appraised Value for each of the Collateral Vessels (i) no later than 40 days after each Appraisal Date and (ii) within 30 days after a written request by the Agent (but not more than once between each Quarter Date) where the Agent reasonably believes a Default has occurred (which shall be at the expense of the Borrower); and

25.22.2	on such other occasions as the Agent may reasonably request (which shall be at the expense of the Lenders).

25.23	Further assurance

25.23.1	Each Obligor shall (and the Parent shall procure that each member of the Group which has entered into a Transaction Security Document will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(a)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

(b)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

25.23.2	Each Obligor shall (and the Parent shall procure that each member of the Group which has entered into a Transaction Security Document shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

25.24	Syndication

In the event that the Lead Arranger notifies the Parent that it proposes to syndicate the Facility, the Parent shall provide reasonable assistance to the Lead Arranger in the preparation of an information memorandum and the primary syndication of the Facility (including, without limitation, by making Senior Management available at reasonable times for the purpose of making presentations to, or meeting, potential lending institutions) and will comply with all reasonable requests for information from potential syndicate members prior to completion of syndication.

25.25	Conditions subsequent

25.25.1	Within 30 days of execution hereof, the Original Borrower shall provide to the Agent original executed:-

(a)	Assignment of Insurance relating to the Collateral Vessels, together with executed notice of assignment;

(b)	Certificate of Insurance (in agreed form) from the Obligors’ insurance brokers; and

(c)	letter of undertaking from the party referred to in, and in the form required by, paragraph 3(c) of Schedule 2 (Conditions Precedent) or as otherwise agreed with BankServe Insurance Services Ltd, the Agent’s insurance adviser.

25.25.2	On or prior to the Closing Date, the Original Borrower shall provide proof of submission for recording of the Fleet Mortgage with the National Vessel Documentation Centre.

25.25.3	Within 30 days of execution hereof, the Original Borrower shall deliver to the Agent executed copies of the following documents (and, if applicable, submit or cause to be submitted for filing and provide evidence of recording to the Agent as soon as reasonably practicable after receipt):-

(a)	a partial release and termination of ship mortgage by the lenders under the Existing Term Loan covering its or their interest in the Collateral Vessels;

(b)	a partial release of an assignment of insurances by the lenders under the Existing Term Loan covering its or their interest in the Collateral Vessels; and

(c)	a partial release of an assignment of charter by the lenders under the Existing Term Loan covering its or their interest in the Collateral Vessels.

25.25.4	Within 30 days of execution hereof, the Original Borrower shall furnish evidence to the Agent of the filing of UCC-3 termination statements to terminate all security interests of all lenders under the Existing RCF Agreements against the Obligors.

25.25.5	Within 60 days of receipt thereof, the Original Borrower shall place a certified copy of the Original Fleet Mortgage in the bridge of each of the Collateral Vessels and promptly confirm to the Agent that this has occurred.

25.25.6	Within 30 days following the repayment in full of the Existing Term Loan Agreement the Parent shall deliver to the Security Agent, in form and content reasonably acceptable to it, a security agreement in relation to the entire issued share capital of the Original Borrower.

26.	EVENTS OF DEFAULT

The occurrence and continuation of each of the events or circumstances set out in this Clause 26 is an “Event of Default” (save for Clause 26.21 (Acceleration)).

26.1	Non-payment of principal

An Obligor does not pay on the due date any principal amount of any Loan payable pursuant to this Agreement at the place at and in the currency in which it is expressed to be payable unless:-

26.1.1	its failure to pay is caused by:-

(a)	administrative or technical error; or

(b)	a Disruption Event; and

26.1.2	payment is made within two Business Days of its due date.

26.2	Non-payment of interest

An Obligor does not pay within three Business Days after the same becomes due, any interest on any Loan payable pursuant to this Agreement at the place at and in the currency in which it is expressed to be payable.

26.3	Non-payment of other amounts

An Obligor does not pay, within five Business Days after the same becomes due, any amount (other than those referred to in Clause 26.1 (Non-payment of principal) and Clause 26.2 (Non-payment of interest) payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable.

26.4	Financial covenants and other obligations

26.4.1	Any requirement of Clause 24 (Financial covenants) is not satisfied or an Obligor does not comply with the following provisions of Clause 23 (Information Undertakings) namely, Clauses 23.1, 23.2, 23.3, 23.4 and 23.10 and/or the following provisions of Clause 25 (General Undertakings) namely Clause 25.1, 25.6, 25.7, 25.8, 25.9, 25.12, 25.13, 25.14 and 25.15.

26.4.2	An Obligor does not comply with any provision of any Transaction Security Document.

26.5	Other obligations

26.5.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment of principal), Clause 26.2 (Non-payment of interest), Clause 26.3 (Non-payment of other amounts) and Clause 26.4 (Financial covenants and other obligations)).

26.5.2	No Event of Default under Clause 26.5.1 above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of (i) the Agent giving notice to the Parent or relevant Obligor and (ii) the Parent or an Obligor becoming aware of the failure to comply.

26.6	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

26.7	Cross default

26.7.1	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

26.7.2	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

26.7.3	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

26.7.4	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

26.7.5	No Event of Default will occur under this Clause 26.7 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 26.7.1 to 26.7.4 above is less than $1,000,000 (or its equivalent in any other currency or currencies).

26.8	Insolvency

26.8.1	The Parent, each Borrower or any Subsidiary of each Borrower or any Material Company is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

26.8.2	The value of the assets of any of the Parent, or each Borrower or any of its Subsidiaries or any Material Company is less than its liabilities (taking into account contingent and prospective liabilities, but after discounting contingent and prospective liabilities by the forecasted probability that payment will be required).

26.8.3	A moratorium is declared in respect of any indebtedness of the Parent, the Borrower, any Subsidiary of the borrower or any Material Company or any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

26.9	Insolvency proceedings

26.9.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:-

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Parent or each Borrower or any Subsidiary of each Borrower or any Material Company;

(b)	a composition, compromise, assignment or arrangement with any class of creditors of any of the Parent or each Borrower or any Subsidiary of each Borrower or any Material Company;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Parent or each Borrower or any Subsidiary of each Borrower or any Material Company or any of their respective assets; or

(d)	enforcement of any Security securing indebtedness for borrowed money in excess of $1,000,000, over any assets of the Parent or each Borrower or any Subsidiary of each Borrower or any Material Company, or any analogous procedure or step is taken in any jurisdiction.

26.9.2	Clause 26.9.1 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement.

26.10	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction with respect to:-

(a)	any of the Collateral Vessels; or

(b)	any other assets of the Parent or each Borrower or any Subsidiary of each Borrower or any Material Company having an aggregate value in excess of $500,000,

unless:-

(i)	such action is being contested in good faith by the relevant company;

(ii)	the amounts in dispute are posted immediately to the Cash Collateral Account (or, in the case of paragraph (b) only, fully reserved for in accordance with GAAP); and

(iii)	the relevant process is discharged as soon as reasonably practicable.

26.11	Unlawfulness and invalidity

26.11.1	It is or becomes unlawful for an Obligor or any other member of the Group which has entered into any Finance Document to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

26.11.2	Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

26.11.3	Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

26.12	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or substantially all of its business.

26.13	Change of ownership

After the Agreement Date, a Change of Control occurs.

26.14	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Parent with a (i) “going concern” or like qualification or exception; or (ii) qualification or exception as to the scope of such audit.

26.15	Expropriation

The authority or ability of an Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation or other similar action by or on behalf of any governmental, regulatory or other like authority.

26.16	Repudiation and rescission of agreements

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

26.17	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any member of the Group or its assets which has or is reasonably likely to have a Material Adverse Effect.

26.18	Challenge to registration

If the registration of any Collateral Vessel or any Original Fleet Mortgage (or replacement mortgage) becomes void or voidable or liable to cancellation or termination.

26.19	War

If the country of registration of any Collateral Vessel becomes involved in war involving another sovereign state (whether or not declared) or civil war or is occupied by any other power and the Agent reasonably considers that, as a result, the security conferred by the Transaction Security Documents is materially prejudiced.

26.20	Material adverse change

Any event or circumstance occurs which has a Material Adverse Effect.

26.21	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent:-

26.21.1	cancel the Total Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;

26.21.2	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

26.21.3	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

26.21.4	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

26.21.5	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

26.21.6	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9

COLLATERAL VESSEL SALE AND SUBSTITUTION

27.	COLLATERAL VESSEL SALE AND SUBSTITUTION

27.1	Sale of Collateral Vessel

The Borrower may dispose of any Collateral Vessel (and any charter arrangements or similar agreements relating thereto) provided:-

(a)	each Borrower gives reasonable advance notice to the Agent of its intention to make such disposal;

(b)	the Collateral Vessel is disposed of on arms length terms for an amount not less than the fair market value thereof as reasonably determined in good faith by the Borrower’s board of directors;

(c)	the Net Cash Proceeds of the disposal are deposited as soon as possible in the Cash Collateral Account and a Cash Collateral Account Charge is (if not already granted) immediately granted to the Security Agent in form and content acceptable to it;

(d)	each Borrower provides to the Agent prior to disposal a certificate from a Financial Officer of each Borrower confirming:

(i)	that each Borrower intends to apply the Net Cash Proceeds within 365 days of the disposal to acquire or construct a New Vessel satisfying all the conditions set out in Clause 27.2 (Collateral Vessel Substitution); and

(ii)	no Event of Default has occurred (or would occur as a result of the disposal) and in particular but without prejudice to the generality no breach of Clause 24.1.4 (Collateral to Debt Ratio) has occurred or will occur as a result of the disposal;

(e)	each Borrower shall be entitled to withdraw sums at credit of the Cash Collateral Account so long as those sums are immediately applied for the purpose set out in paragraph (d)(i) above. Any sums not so withdrawn at the expiry of the 365 day period referred to in paragraph (d)(i) above shall be applied in prepayment of the Loans on the last day of the next expiring Interest Period; and

(f)	The Borrower shall not:

(i)	in any one fiscal year be entitled to dispose of Collateral Vessels having an aggregate Appraised Value exceeding $35,000,000; nor

(ii)	during the term of this Agreement be entitled to dispose of Collateral Vessels having an aggregate Appraised Value exceeding $100,000,000.

27.2	Collateral Vessel Substitution

The Borrower may substitute one or more vessels (the “New Vessels”) for one or more Collateral Vessels provided the Agent is satisfied that the following conditions are met:-

(a)	each New Vessel is an offshore supply vessel owned legally and beneficially by the Borrower;

(b)	each New Vessel is a vessel of the Borrower’s usual quality and standard;

(c)	the construction and commissioning of each New Vessel was complete no earlier than 1 January 2007;

(d)	each New Vessel must have and maintain a flag and class acceptable to the Agent (acting on the instructions of the Majority Lenders);

(e)	on or before the date of substitution:

(i)	a first priority mortgage over each New Vessel; and

(ii)	such other conditions precedent as the Agent may reasonably require (including, but not limited to, evidence of insurance and a legal opinion confirming inter alia the enforceability of the security referred to in sub-paragraph (i) above), must be delivered to the Agent and in each case be in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders) and, in the case of sub-paragraph (i) above, in form equivalent to the other Transaction Security Documents;

(f)	the substitution would otherwise not result in a breach of this Agreement including, but not limited to, Clause 24.1.4 (Collateral to Debt Ratio),

(paragraphs (a) to (f) above together the “Substitution Conditions”).

27.3	Notice of proposed Collateral Vessel Substitution

Where each Borrower wishes to substitute one or more New Vessels for one or more Collateral Vessels, it shall give the Agent reasonable notice of such intention.

SECTION 10

CHANGES TO PARTIES

28.	CHANGES TO THE LENDERS

28.1	Assignments and transfers by the Lenders

Subject to this Clause 28 and to Clause 29 (Restriction on Debt Purchase Transactions), a Lender (the “Existing Lender”) may:-

28.1.1	assign any of its rights; or

28.1.2	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

28.2	Conditions of assignment or transfer

28.2.1	The consent of each Borrower is required for an assignment or transfer by an Existing Lender unless the assignment or transfer is:

(a)	to another Lender or an Affiliate of a Lender; or

(b)	made at a time when an Event of Default is continuing.

28.2.2	The consent of each Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower shall be deemed to have given its consent 5 Business Days after the Existing Lender has requested it unless consent is expressly refused by each Borrower within that time. The consent of each Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

28.2.3	Notwithstanding Clause 28.2.2, the consent of each Borrower is deemed withheld and shall not be deemed to be given to an Existing Lender that:

(a)	requests an assignment or transfer to a New Lender that would not be a Treaty Lender at the time such assignment or transfer would become effective; or

(b)	with its request of an assignment or transfer to a New Lender, fails to provide each Borrower with such New Lender’s duly completed forms contemplated by Clause 16.2.7 that are the basis for such New Lender claiming the benefits of a Treaty.

28.2.4	An assignment will only be effective on:-

(a)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; and

(b)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

28.2.5	A transfer will only be effective if the procedure set out in Clause 28.5 (Procedure for transfer) is complied with.

28.2.6	If:-

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 17 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This Clause 28.2.6 shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

28.2.7	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

28.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer to an Affiliate of a Lender, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $3,500.

28.4	Limitation of responsibility of Existing Lenders

28.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:-

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

28.4.2	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:-

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

28.4.3	Nothing in any Finance Document obliges an Existing Lender to:-

(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 28; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

28.5	Procedure for transfer

28.5.1	Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 28.5.3 below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 28.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

28.5.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar other checks under all applicable laws and regulations in relation to the transfer to such New Lender.

28.5.3	Subject to Clause 28.10 (Pro rata interest settlement), on the Transfer Date:-

(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(c)	the Agent, the Arranger, the Security Agent, the New Lender, the other Lenders and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.

28.6	Procedure for assignment

28.6.1	Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with Clause 28.6.3 below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 28.6.2 below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

28.6.2	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

28.6.3	Subject to Clause 28.10 (Pro rata interest settlement), on the Transfer Date:-

(a)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(b)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(c)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

28.6.4	Lenders may utilise procedures other than those set out in this Clause 28.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 28.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 28.2 (Conditions of assignment or transfer).

28.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Parent a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

28.8	Accession of Hedge Counterparties

Any Affiliate of a Lender which wishes to become a party to this Agreement as a Hedge Counterparty may do so only by executing and delivering to the Agent a duly completed accession agreement in such form as the Agent may reasonably require.

28.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 28, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:-

28.9.1	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

28.9.2	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:-

(a)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

28.10	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 28.5 (Procedure for transfer) or any assignment pursuant to Clause 28.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):-

28.10.1	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

28.10.2	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:-

(a)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(b)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 28.10, have been payable to it on that date, but after deduction of the Accrued Amounts.
28.11	Register

The Agent, acting solely for this purpose as an agent of each Borrower (and such agency being solely for tax purposes), shall maintain at Agent’s principal office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Parent, each Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

29.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS

29.1	Prohibition on Debt Purchase Transactions by the Group

The Parent shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in sub-clauses (b) or (c) of the definition of Debt Purchase Transaction.

29.2	Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates

29.2.1	For so long as a Sponsor Affiliate (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:-

(a)	in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and

(b)	for the purposes of Clause 41.2 (Exceptions), such Sponsor Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender (unless in the case of a person not being a Sponsor Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

29.2.2	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Sponsor Affiliate (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part 1 of Schedule 13 (Forms of Notifiable Debt Purchase Transaction Notice).

29.2.3	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:-

(a)	is terminated; or

(b)	ceases to be with a Sponsor Affiliate,

such notification to be substantially in the form set out in Part 2 of Schedule 13 (Forms of Notifiable Debt Purchase Transaction Notice).

29.2.4	Each Sponsor Affiliate that is a Lender agree that:

(a)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(b)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent of one or more of the Lenders.

29.2.5	Each Sponsor Affiliate that is a Lender agrees that:-

(a)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(b)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

30.	CHANGES TO THE OBLIGORS

30.1	Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

30.2	Additional Borrowers

30.2.1	Subject to compliance with the provisions of Clauses 23.11.3 and 23.11.4, the Parent may request that any of its wholly owned Subsidiaries which is not a Dormant Subsidiary becomes a Borrower. That Subsidiary shall become a Borrower if:-

(a)	it is incorporated in the same jurisdiction as an existing Borrower and the Majority Lenders approve the addition of that Subsidiary or otherwise if all the Lenders approve the addition of that Subsidiary;

(b)	the Parent and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;

(c)	the Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(d)	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;

(e)	the Agent is satisfied that the Transaction Security Documents shall secure the indebtedness of such Subsidiary (which may require the Original Borrower to become a Guarantor);

(f)	the Agent has received from such Subsidiary any replacement or supplemental Promissory Notes as a Lender(s) may require from such Additional Borrower;

(g)	the Agent has received such other documents and evidence in relation to the Additional Borrower as the Agent may specify, each in form and substance satisfactory to the Agent.

30.2.2	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence required pursuant to this Clause 30.2 (Additional Borrowers).

30.2.3	Upon becoming an Additional Borrower that Subsidiary shall make any filings (and provide copies of such filings) as required by Clause 16.2.7, (Tax gross-up) and Clause 16.6.2 (HMRC DT Treaty Passport scheme confirmation) in accordance with those clauses.

30.3	Resignation of a Borrower

30.3.1	In this Clause 30.3, Clause 30.5 (Resignation of a Guarantor) and Clause 30.7 (Resignation and release of Security on disposal), “Third Party Disposal” means the disposal of an Obligor to a person which is not a member of the Group where that disposal is made with the approval of all the Lenders (and the Parent has confirmed this is the case).

30.3.2	With the prior consent of all the Lenders, the Parent may request that a Borrower (other than the Original Borrower) cease to be a Borrower by delivering to the Agent a Resignation Letter.

30.3.3	The Agent shall accept a Resignation Letter and notify the Parent and the other Finance Parties of its acceptance if:-

(a)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(b)	each Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents;

(c)	where each Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 30.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Parent has confirmed this is the case); and

(d)	the Parent has confirmed that it shall ensure that any relevant Net Cash Proceeds will be applied in prepayment of the Loans or as otherwise agreed by the Agent (acting on the instructions of the Majority Lenders).

30.3.4	Upon notification by the Agent to the Parent of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower except that the Agent may require that the resignation shall not take effect (and each Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

30.3.5	The Agent may, at the cost and expense of the Parent, require a legal opinion from counsel to the Agent confirming the matters set out in Clause 30.3.3(c) above and the Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

30.4	Additional Guarantors

30.4.1	Subject to compliance with the provisions of Clauses 23.11.3 and 23.11.4, the Parent may request that any of its wholly owned Subsidiaries become a Guarantor.

(a)	The Parent may elect in its sole discretion to add a wholly owned member of the Group as an Additional Guarantor in accordance with this Clause 30.4 (Additional Guarantors). For the avoidance of doubt, in no event shall any direct or indirect Foreign Subsidiary of the Parent or each Borrower be required to become an Additional Guarantor.

(b)	A member of the Group shall become an Additional Guarantor if:

(i)	the Parent and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed; and

(ii)	the Agent has received such other documents and evidence in relation to that Additional Guarantor as the Agent may specify, each in form and substance satisfactory to the Agent.

(c)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence required pursuant to this Clause 30.4 (Additional Guarantors).

30.5	Resignation of a Guarantor

30.5.1	The Parent may request that a Guarantor (other than the Parent or the Original Borrower) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if all the Lenders have consented to the resignation of that Guarantor.

30.5.2	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:-

(a)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(b)	no payment is due from the Guarantor under Clause 21.1 (Guarantee and indemnity);

(c)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 30.3 (Resignation of a Borrower); and

(d)	unless otherwise agreed by the Agent (acting on the instructions of the Majority Lenders), the Parent has confirmed that it shall ensure that any relevant Net Cash Proceeds will be applied in prepayment of the Loans.

30.5.3	The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

30.6	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in Clause 22.27.4 are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

30.7	Resignation and release of security on disposal

If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal and all Lender consent has been granted thereto then:-

30.7.1	where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent shall, at the cost and request of the Parent, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation, so long as such disposition of a Borrower is otherwise permitted hereunder;

30.7.2	the resignation of that Borrower or Guarantor and related release of Transaction Security referred to in Clause 30.7.1 above shall not become effective until the date of that disposal; and

30.7.3	if the disposal of that Borrower or Guarantor is not made, the Resignation Letter of that Borrower or Guarantor and the related release of Transaction Security referred to in Clause 30.7.1 above shall have no effect and the obligations of each Borrower or Guarantor and the Transaction Security created or intended to be created by or over that Borrower or Guarantor shall continue in such force and effect as if that release had not been effected.

SECTION 11

THE FINANCE PARTIES

31.	ROLE OF THE AGENT, THE ARRANGERS AND OTHERS

31.1	Appointment of the Agent

31.1.1	Each of the Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

31.1.2	Each of the Arrangers and the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

31.2	Duties of the Agent

31.2.1	Subject to Clause 31.2.2 below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

31.2.2	Without prejudice to Clause 28.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent) Clause 31.2.1 above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

31.2.3	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

31.2.4	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

31.2.5	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, an Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

31.2.6	To the extent there is more than one Lender, the Agent shall provide to the Borrowers within 10 Business Days of a request by each Borrower (but no more frequently than once per annum), a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

31.2.7	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

31.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

31.4	No fiduciary duties

31.4.1	Nothing in this Agreement constitutes the Agent or any Arranger as a trustee or fiduciary of any other person.

31.4.2	None of the Agent, the Security Agent, the Arrangers or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

31.5	Business with the Group

The Agent, the Security Agent, the Arrangers and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

31.6	Rights and discretions

31.6.1	The Agent may rely on:-

(a)	any representation, notice or document (including, without limitation, any notice given by a Lender pursuant to Clause 29.2.2 or 29.2.3) believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

31.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:-

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clauses 26.1 (Non-payment of principal), 26.2 (Non-payment of interest) or 26.3 (Non-payment of other amounts));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(c)	any notice or request made by the Parent (other than a Utilisation Request is made on behalf of and with the consent and knowledge of all the Obligors; and

(d)	no Notifiable Debt Purchase Transaction:-

(i)	has been entered into;

(ii)	has been terminated; or

(iii)	has ceased to be with a Sponsor Affiliate.

31.6.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

31.6.4	The Agent may act in relation to the Finance Documents through its personnel and agents.

31.6.5	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

31.6.6	Without prejudice to the generality of Clause 31.6.5 above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Parent and shall disclose the same upon the written request of the Parent or the Majority Lenders.

31.6.7	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

31.6.8	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or Reference Bank or the identity of any such Lender or Reference Bank for the purpose of Clause 14.2.1(b).

31.7	Majority Lenders’ instructions

31.7.1	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

31.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

31.7.3	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

31.7.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

31.7.5	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This Clause 31.7.5 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

31.8	Responsibility for documentation

None of the Agent, the Arrangers or any Ancillary Lender:-

31.8.1	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Arranger, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or any information memorandum or the Reports or the transactions contemplated in the Finance Documents;

31.8.2	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

31.8.3	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

31.9	Exclusion of liability

31.9.1	Without limiting Clause 31.9.2 below (and without prejudice to the provisions of Clause 35.11.5), neither the Agent nor any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

31.9.2	No Party (other than the Agent or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent or any Ancillary Lender, in respect of any claim it might have against the Agent or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or any Ancillary Lender may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

31.9.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

31.9.4	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

31.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 35.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

31.11	Resignation of the Agent

31.11.1	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom or the United States of America as successor by giving notice to the Lenders and the Parent.

31.11.2	Alternatively the Agent may resign by giving 30 days notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent.

31.11.3	If the Majority Lenders have not appointed a successor Agent in accordance with Clause 31.11.2 above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Parent) may appoint a successor Agent (acting through an office in the United Kingdom or the United States of America).

31.11.4	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under Clause 31.11.3 above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 31 and any other term of this Agreement dealing with the rights or obligations of the Agent (other than matters pertaining to compensation of the Agent by the Borrower) consistent with then current market practice for the appointment and protection of corporate trustees and those amendments will bind the Parties.

31.11.5	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

31.11.6	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

31.11.7	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 31. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

31.12	Replacement of the Agent

31.12.1	After consultation with the Parent, the Majority Lenders may, by giving 30 days’ notice to the Agent, (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom or the United States of America).

31.12.2	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

31.12.3

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 31 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

31.12.4	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

31.13	Confidentiality

31.13.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which may be treated as a separate entity from any other of its divisions or departments.

31.13.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

31.13.3	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

31.14	Relationship with the Lenders

31.14.1	Subject to Clause 28.10 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:-

(a)	entitled to or liable for any payment due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement,

31.14.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

31.14.3	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

31.14.4

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 37.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 37.2 (Addresses) and Clause 37.6.1(b) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

31.15	Credit appraisal by the Lenders and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent, the Arrangers and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:-

31.15.1	the financial condition, status and nature of each member of the Group;

31.15.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

31.15.3	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

31.15.4	the adequacy, accuracy and/or completeness of any information memorandum, the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

31.15.5	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

31.16	Reference Banks

If a Reference Bank (or if a Reference Bank is not a Lender, any Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall be entitled (in consultation with the Parent) to appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

31.17	Agent’s management time

31.17.1	Any amount payable to the Agent under Clause 18.3 (Indemnity to the Agent), Clause 20 (Costs and expenses) and Clause 31.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Parent and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 15 (Fees).

31.17.2	Any cost of utilising the Agent’s management time or other resources shall include, without limitation, any such costs in connection with Clause 29.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates).

31.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

31.19	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Lead Arranger or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

32.	THE SECURITY AGENT

32.1	Appointment of the Security Agent

32.1.1	Each other Secured Party:

(a)	appoints the Security Agent to act as its agent and trustee under and in connection with the Finance Documents; and

(b)	irrevocably authorises the Security Agent (by itself or by such persons as it may nominate) on its behalf to:

(i)	enter into each Finance Document to which it is party;

(ii)	exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions necessary to give effect to the trusts hereby created; and

(iii)	enforce any Transaction Security granted by the Transaction Security Documents as trustee (or as otherwise provided) on its behalf, subject always to the terms of the Finance Documents.

32.1.2	The powers conferred upon the Security Agent by the Finance Documents shall be in addition to any powers which may from time to time be vested in trustees by the general law.

32.1.3	If there is any conflict between the provisions of this Agreement and any Transaction Security Documents with regard to instructions to, or the matters affecting, the Security Agent, this Agreement will prevail.

32.1.4	The Security Agent shall hold all liens and security interests granted by an Obligor under the Finance Documents as agent and trustee for, and on behalf of, the Secured Parties.

32.2	Trust

32.2.1	The Security Agent shall hold the benefits of the Finance Documents, and all liens and security interests granted thereunder, in its capacity as Security Agent on trust for (to the extent such benefits are capable of being secured in their favour), and on behalf of, the Secured Parties.

32.2.2	Save as expressly specified in any Finance Document (other than any Hedging Agreement), the Security Agent:

(a)	shall not be liable to any Party for any breach by any other Party of any Finance Document;

(b)	shall have only those duties which are expressly specified in the Finance Documents;

(c)	will apply all payments and other benefits received by it under the Finance Documents in accordance with Clause 35.6 (Partial payments); and

(d)	shall exercise its rights, powers and duties under the Finance Documents for the benefit of the Secured Parties.

32.2.3	Section 1 of the Trustee Act 2000 shall not apply to any function of the Security Agent under or in connection with the Finance Documents provided that nothing in this Agreement shall exempt the Security Agent from any liability for gross negligence or wilful misconduct.

32.2.4	The perpetuity period for the security trust established in relation to the Finance Documents shall be eighty years from the date of this Agreement.

32.3	Duties of the Security Agent

32.3.1	Subject to Clause 32.3.2, the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

32.3.2	Clause 32.3.1 shall not apply to any Transfer Certificate or Assignment Agreement.

32.3.3	Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

32.3.4	If the Security Agent receives notice from a Party referring to any Finance Document (i) describing the occurrence of any default (howsoever described) under that Finance Document and (ii) stating that the circumstance described is a default (howsoever described) under that Finance Document, it shall promptly notify the other Secured Parties.

32.3.5	If the Security Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Secured Party (other than the Security Agent or the Agent) under the Finance Documents it shall promptly notify the other Secured Parties.

32.3.6	Save as set out in Clause 32.2.1, the Security Agent’s duties under the Finance Documents are of a mechanical and administrative nature. Nothing in the Finance Documents shall constitute a partnership between any Party and the Security Agent.

32.3.7	The Security Agent has no duty (in the absence of a specific provision in any Finance Document) to provide any Party with any credit or other information relating to the business, assets or financial condition of any Obligor or any other person whenever coming into its possession.

32.4	No need to account for own profits

The Security Agent shall not be bound to account to any Secured Party for any sum or the profit element of any sum received by it for its own account.

32.5	Business with the Group

The Security Agent and each Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any other member of the Group.

32.6	Rights and discretions of the Security Agent

32.6.1	The Security Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

32.6.2	The Security Agent may assume (unless it has received notice to the contrary in its capacity as Security Agent) that:

(a)	no default (howsoever described) under any Finance Document has occurred (unless it has actual knowledge of (i) any such Default arising under Clauses 26.1 (Non-payment of principal), 26.2 (Non-payment of interest) or 26.3 (Non-payment of other amounts)) or (ii) any such default arising under any other Finance Document by reason of any failure to make any payments when due);

(b)	any right, power, authority or discretion vested in any Party or any group of Parties (such as the Majority Lenders) has not been exercised; and

(c)	any notice or request made by any of the Obligors is made on behalf of and with the consent and knowledge of all the Obligors.

32.6.3	The Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

32.6.4	The Security Agent may act in relation to the Finance Documents through its personnel and agents.

32.6.5	The Security Agent may disclose to any other Party any information it reasonably believes it has received in its capacity as such under the Finance Documents.

32.6.6	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

32.7	Instructions

32.7.1	For the purposes of this Clause 32 (The Security Agent), “relevant instructing quorum” means:

(a)	the Majority Lenders; or

(b)	any other quorum of Secured Parties that is expressly entitled to instruct the Security Agent or on whose instructions the Security Agent is expressly obliged under this Agreement to act.

32.7.2	Unless a contrary indication appears in a Finance Document (other than any Hedging Agreement), the Security Agent shall (a) exercise any right, power, authority or discretion vested in it in its capacity as Security Agent in accordance with any instructions given to it by the relevant instructing quorum (or, if so instructed by the relevant instructing quorum, refrain from exercising any right, power, authority or discretion vested in it) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the relevant instructing quorum. This Clause 32.7.2 shall not require the Security Agent to act in accordance with the instructions of the relevant instructing quorum or any person in respect of those powers, authorities and discretions granted to the Security Agent pursuant to Clauses 32.6.6 (Rights and discretions of the Security Agent), 32.12 (Confidentiality), 32.16 (Additional trustees), 32.21.1, 32.21.3 and 32.21.4 (Security Agent’s functions).

32.7.3	Unless a contrary indication appears in a Finance Document, any instructions given by a relevant instructing quorum to the Security Agent will be binding on all the Secured Parties.

32.7.4	The Security Agent may refrain from acting in accordance with the instructions of any relevant instructing quorum until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

32.7.5	In the absence of instructions from any relevant instructing quorum, the Security Agent may act (or refrain from taking action) as it considers to be in the best interests of the Secured Parties.

32.7.6	The Security Agent is not authorised to act on behalf of a Secured Party (without first obtaining that Secured Party’s consent) in any legal or arbitration proceedings relating to any Finance Document.

32.8	Responsibility for documentation

The Security Agent is not liable or responsible for:

32.8.1	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by it, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

32.8.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document;

32.8.3	any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise;

32.8.4	any failure to give notice to any third party or to register, file or record (or any defect in such registration, filing or recording) any Transaction Security created pursuant to any Transaction Security Document, or effect, procure the registration of or otherwise protect or perfect any Transaction Security created by or pursuant to the Transaction Security Documents under any applicable laws or regulations in any jurisdiction;

32.8.5	the obtaining of any Authorisation for the creation of any such Security; or

32.8.6	any failure, omission, or defect in perfecting or protecting the Transaction Security constituted by the Transaction Security Documents in any jurisdiction.

32.9	Exclusion of liability

32.9.1	Without limiting Clause 32.9.2, the Security Agent will not be liable (including for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

32.9.2	No Party (other than the Security Agent) may take any proceedings against any officer, employee or agent of the Security Agent in respect of any claim it might have against the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document; and any officer, employee or agent of the Security Agent may rely on this Clause 32 (The Security Agent) subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

32.9.3	The Security Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Security Agent if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

32.9.4	Nothing in this Agreement shall oblige the Security Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Secured Party; and each Secured Party confirms to the Security Agent that it is solely responsible for any such checks that it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

32.10	Indemnity

32.10.1	For the benefit of the Security Agent, nothing in this Clause 32 (The Security Agent) shall prejudice any right of indemnity by law given to trustees.

32.10.2	Each Obligor agrees to indemnify, on demand, the Security Agent and any receiver, attorney, Insolvency Officer, agent or other person appointed by the Security Agent in accordance with the Finance Documents for any and all claims, liabilities, costs, fees, charges, losses and expenses which may be incurred by or asserted against the Security Agent or any such person in any way relating to or arising out of:

(a)	its execution or purported execution of any of its trusts, powers, authorities and/or discretions under the Finance Documents;

(b)	the performance of its duties and functions in such capacity; or

(c)	any action taken or omitted by the Security Agent or any such person under the Finance Documents; or

(d)	any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security created pursuant to the Transaction Security Documents or exercising its rights thereunder.

provided however, that the Security Agent shall not be indemnified hereunder for any claims, liabilities, costs, fees, charges, losses and expenses which may be incurred by or asserted against the Security Agent arising from the gross negligence or wilful misconduct of the Security Agent.

32.10.3	The Security Agent may indemnify itself and each other person referred to in Clause 32.10.2 out of the assets over which Transaction Security is granted pursuant to the Transaction Security Documents against all such claims, liabilities, costs, fees, charges, losses and expenses referred to in Clause 32.10.2.

32.10.4	Without prejudice to Clause 32.10.2, each Secured Party shall (in proportion to its share of all of the Secured Debt) within three Business Days of demand, indemnify the Security Agent against any cost, loss or liability including, without limitation, for negligence or any other category of liability whatsoever incurred by the Security Agent (otherwise than by reason of the Security Agent’s gross negligence or wilful misconduct) in acting in its capacity as Security Agent under or in connection with the Finance Documents (unless the Security Agent has been reimbursed for the same by any Obligor pursuant to a Finance Document).

32.10.5	The Obligors shall forthwith on demand reimburse each Secured Party for any payments made by it under Clause 32.10.4.

32.11	Resignation of Security Agent

32.11.1	The Security Agent may resign at any time and appoint one of its Affiliates acting through an office in the United Kingdom as its successor by giving notice to the other Secured Parties and the Borrower.

32.11.2	Alternatively, the Security Agent may resign by giving notice to the other Secured Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Security Agent (acting through an office in the United Kingdom).

32.11.3	If the Majority Lenders have not appointed a successor Security Agent in accordance with Clause 32.11.2 within 30 days after notice of resignation was given, the incumbent Security Agent (after consultation with each Borrower and the Majority Lenders) may appoint a successor Security Agent (acting through an office in the United Kingdom).

32.11.4	After consultation with the Borrower, the Majority Lenders may by giving 30 days notice to the Security Agent (or, at any time the Security Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Security Agent by appointing a successor Security Agent (acting through an office in the United Kingdom).

32.11.5	The retiring Security Agent shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

32.11.6	The resignation (or, as the case may be, the replacement) of the retiring Security Agent and the appointment of any successor Security Agent shall only take effect upon:

(a)	the successor Security Agent notifying all the Secured Parties and each Borrower that it accepts such appointment;

(b)	the successor Security Agent, the retiring Security Agent and/or the Obligors completing all such steps as may reasonably be required by the Majority Lenders in order to (i) ensure that the successor Security Agent accedes, and becomes a party, to all relevant Finance Documents in its capacity as Security Agent and that all of the Finance Documents will provide for enforceable Security in favour of the successor Security Agent and the Secured Parties and (ii) facilitate the change in identity of the Security Agent; and

(c)	(if the Majority Lenders, acting reasonably, requires the provision of such advice) receipt by the Facility Agent of advice acceptable to the Majority Lenders (acting reasonably) to the effect that all of the Transaction Security Documents provide for enforceable Security in favour of the successor Security Agent and the Secured Parties.

32.11.7	Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 32 (The Security Agent). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

32.11.8	The Parties shall take such action as the retiring Security Agent, the successor Security Agent, the Facility Agent or the Majority Lenders may consider necessary in order that the Transaction Security Documents shall provide for perfected and enforceable Security in favour of any successor Security Agent and the Secured Parties.

32.12	Confidentiality

32.12.1	In acting under the Finance Documents, the relevant division or department through which the Security Agent acts shall be treated as a separate entity from any other of its divisions or departments.

32.12.2	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

32.13	Relationship with the Lenders

The Security Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Security Agent’s principal office as notified to the Secured Parties from time to time) as the Lender acting through its Facility Office:

32.13.1	entitled to or liable for any payment due under any Finance Document on that day; and

32.13.2	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

32.14	Credit appraisal by the Secured Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

32.14.1	the financial condition, status and nature of each Obligor and each other member of the Group;

32.14.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

32.14.3	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

32.14.4	the adequacy, accuracy and/or completeness of any other information provided by the Security Agent, any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

32.15	Deduction from amounts payable by the Security Agent

If any Party owes an amount to the Security Agent under the Finance Documents the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

32.16	Additional trustees

32.16.1	The Security Agent may, upon giving prior notice to the other Secured Parties, appoint any person established or resident in any jurisdiction (whether a trust corporation or not) to act either as a separate trustee or as a co-trustee jointly with the Security Agent if the Security Agent considers such appointment to be in the interests of the Secured Parties.

32.16.2	Any such additional trustee shall have such trusts, powers, obligations, authorities and discretions (not exceeding those conferred on the Security Agent by the Finance Documents) and remuneration as shall be conferred or imposed by the instrument of appointment. The Security Agent shall have power in like manner to remove any such person. The Obligors shall indemnify such additional trustee as though it were the Security Agent in accordance with Clause 32.10 (Indemnity). The Security Agent shall not be under any obligation to supervise the proceedings or acts of any such delegate or sub-delegate or be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.

32.17	Title

The Security Agent may accept without enquiry such title as any Obligor or other person may have to the assets over which Transaction Security is intended to be created by any Transaction Security Document.

32.18	Investments

All moneys which are received by the Security Agent in its capacity as trustee or otherwise may be invested in the name, or under the control, of the Security Agent in any investment for the time being authorised by law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent. Additionally, the same may be placed on deposit in the name, or under the control, of the Security Agent at such bank or institution (including the Security Agent) and upon such terms as the Security Agent may think fit.

32.19	Tax

The Security Agent shall have no responsibility whatsoever to any Secured Party as regards any deficiency which might arise because the Security Agent is subject to any Tax or withholding from any payment made by it under the Finance Documents.

32.20	Insolvency Officer’s indemnity

In no circumstances shall the Security Agent itself be obliged to give an indemnity to any receiver or other Insolvency Officer who requires an indemnity as a condition of appointment.

32.21	Security Agent’s functions

32.21.1	The Security Agent shall:

(a)	not be under any obligation to hold any title deeds, Finance Documents or any other documents in connection with the assets charged by any Transaction Security Document in its own possession or to take any steps to protect or preserve the same (and the Security Agent may permit the Obligors to retain any title deeds and other documents if it considers such course of action to be appropriate);

(b)

without prejudice to paragraph (a) above, be at liberty to hold the Finance Documents and any other documents relating thereto or to deposit them in any part of the world with any bank or company whose business includes undertaking the safe custody of documents or firm of lawyers considered by the Security Agent to be of good repute and the Security Agent shall not be responsible for, or be required to insure against, any liability incurred in connection with any such holding or deposit and may pay all sums required to be paid on account, or in respect, of any such deposit; and

(c)	not be bound to give notice to any person of the execution of any documents comprised or referred to in the Finance Documents or to take any steps to ascertain whether any default under any Finance Document has happened or whether any right, power, discretion or remedy has or may become exercisable by the Security Agent and the Security Agent shall (save as provided in Clause 32.6.2(a) (Rights and discretions of the Security Agent)) be entitled to assume that no such default has happened and that each Party is observing and performing all its obligations under any Finance Document and that no such right, power, discretion or remedy has or may become exercisable.

32.21.2	Any consent or approval given by the Security Agent for the purposes of the Finance Documents may be given on such terms and subject to such conditions (if any) as the Security Agent thinks fit.

32.21.3	Any trustee of any Transaction Security Document being a lawyer, accountant, broker or other person engaged in any profession or business shall be entitled to charge and be paid all usual professional and other charges for business transacted and acts done by him or his firm in connection with the trusts of the Transaction Security Documents and also his reasonable charges in addition to disbursements for all other work and business done and all time spent by him or his firm in connection with matters arising in connection with his trusteeship.

32.21.4	The Security Agent may, in the conduct of the trusts, instead of acting personally, employ and pay an agent (whether being a lawyer or other professional person) to transact or conduct, or concur in transacting or conducting, any business and to do, or concur in doing, all acts required to be done in connection with the Finance Documents. The Security Agent shall not be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such agent or be bound to supervise the proceedings or acts of any such agent.

32.22	Enforcement

The Secured Parties shall not have any independent power to enforce any of the Transaction Security Documents or to exercise any rights, discretions or powers to grant any consents or releases under or pursuant to the Transaction Security Documents or otherwise have direct recourse to the Security constituted by any of the Transaction Security Documents except through the Security Agent.

32.23	Release of Security

The Security Agent may (without the prior consent of any other Secured Party) release any Security over any asset that is the subject of any Transaction Security Document if:

32.23.1	the Security Agent is obliged to release such Security under the terms of such Transaction Security Document;

32.23.2	that asset is disposed of in compliance with the Finance Documents; or

32.23.3	that asset is disposed of by any receiver or other Insolvency Officer in accordance with the powers granted under the Transaction Security Documents.

32.24	Copy documents

Each Obligor and each Secured Party that is a party to any Finance Document shall promptly on request by the Security Agent made on or after a Default has occurred provide the Security Agent with a copy of such Finance Document.

33.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:-

33.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

33.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

33.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

34.	SHARING AMONG THE FINANCE PARTIES

34.1	Payments to Finance Parties

34.1.1	Subject to Clause 34.1.2 below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 35 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:-

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 35 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 35.6 (Partial payments).

34.1.2	Clause 34.1.1 above shall not apply to any amount received or recovered by an Ancillary Lender in respect of any cash cover provided for the benefit of that Ancillary Lender.

34.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 35.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

34.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 34.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

34.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:-

34.4.1	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

34.4.2	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

34.5	Exceptions

34.5.1	This Clause 34 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

34.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:-

(a)	it notified the other Finance Party of the legal or arbitration proceedings; and

(b)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

34.6	Ancillary Lenders

34.6.1	This Clause 34 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 26.21 (Acceleration).

34.6.2	Following service of notice under Clause 26.21 (Acceleration), this Clause 34 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.

SECTION 12

ADMINISTRATION

35.	PAYMENT MECHANICS

35.1	Payments to the Agent

35.1.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

35.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

35.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 35.3 (Distributions to an Obligor) and Clause 35.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

35.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 36 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

35.4	Clawback

35.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

35.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

35.5	Impaired Agent

35.5.1

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 35.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

35.5.2	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

35.5.3	A Party which has made a payment in accordance with this Clause 35.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

35.5.4	Promptly upon the appointment of a successor Agent in accordance with Clause 31.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 35.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 35.2 (Distributions by the Agent).

35.6	Partial payments

35.6.1	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent under those Finance Documents;

(b)	secondly, in or towards payment pro rata of:

(i)	any accrued interest, fee or commission due but unpaid under those Finance Documents (other than any Hedging Agreements); and

(ii)	any amounts (not being amounts payable as a result of termination or closing out of all or any part of a Hedging Agreement) due but unpaid to a Hedge Counterparty under any Hedging Agreements;

(c)	thirdly, in or towards payment pro rata of:

(a)	any principal due but unpaid under those Finance Documents (other than any Hedging Agreement); and

(b)	any amounts due but unpaid to a Hedge Counterparty as a result of the termination or closing out of all or any part of any Hedging Agreement;

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

35.6.2	The Agent shall, if so directed in writing by the Majority and the Hedge Counterparties, vary the order set out in Clauses 35.6.1(b) to (d) above.

35.6.3	Clauses 35.6.1 and 35.6.2 above will override any proposed allocation of funds made by an Obligor.

35.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

35.8	Business Days

35.8.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

35.8.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

35.9	Currency of account

35.9.1	Subject to Clauses 35.9.2 to 35.9.5 below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

35.9.2	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

35.9.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

35.9.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

35.9.5	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

35.10	Change of currency

35.10.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:-

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

35.10.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

35.11	Disruption to Payment Systems etc

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:-

35.11.1	the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

35.11.2	the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in Clause 35.11.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

35.11.3	the Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 35.11.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

35.11.4	any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 41 (Amendments and Waivers);

35.11.5	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 35.11; and

35.11.6	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 35.11.4 above.

36.	SET-OFF

36.1.1	A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

36.1.2	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

37.	NOTICES

37.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

37.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:-

37.2.1	in the case of those persons who are Parties as at the date of execution of this Agreement, that identified with its name on the execution page; and

37.2.2	in the case of any other Party from time to time, that notified in writing to the Agent on or prior to the date on which it becomes a Party,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

37.3	Delivery

37.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:-

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 37.2 (Addresses), if addressed to that department or officer.

37.3.2	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

37.3.3	All notices from or to an Obligor shall be sent through the Agent.

37.3.4	Any communication or document made or delivered to the Parent in accordance with this Clause 37.3 will be deemed to have been made or delivered to each of the Obligors.

37.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 37.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

37.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

37.6	Electronic communication

37.6.1	Any communication to be made between the Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Lender:-

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their address or any other such information supplied by them.

37.6.2	Any electronic communication made between the Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

37.6.3	The Agent and the Lenders agree that electronic communication shall be an accepted form of communication for purposes of information provision to the Agent and the Lenders by each Borrower under Clause 23 (Information Undertakings) save in relation to Clause 23.11 (“Know your customers” checks”).

37.7	Use of websites

37.7.1	The Parent may satisfy its obligation under this Agreement to deliver any information in relation to Lenders (the “Website Lenders”) by posting this information onto an electronic website designated by the Parent (the “Designated Website”) if:

(a)	both the Parent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(b)	the information is in a format such as Microsoft Word, Microsoft Excel, portable display format (PDF), or other format previously agreed between the Parent and the Agent.

37.7.2	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.

37.7.3	The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Agent under paragraph 37.7.3(a) or paragraph 37.7.3(e) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

37.7.4	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall at its own cost comply with any such request within ten Business Days.

37.7.5	This Clause 37.7 (Use of websites) shall be subject to the terms of Clause 37.6.3 (Electronic communication).

37.8	English language

37.8.1	Any notice given under or in connection with any Finance Document must be in English.

37.8.2	All other documents provided under or in connection with any Finance Document must be:-

(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

38.	CALCULATIONS AND CERTIFICATES

38.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

38.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

38.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or if Sterling is an Optional Currency 365 days, or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

39.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

40.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

41.	AMENDMENTS AND WAIVERS

41.1	Required consents

41.1.1	Subject to Clause 41.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Parent and any such amendment or waiver will be binding on all Parties.

41.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 41.

41.1.3	Each Obligor agrees to any such amendment or waiver permitted by this Clause 41 which is agreed to by the Parent. This includes any amendment or waiver which would, but for this Clause 41.1.3, require the consent of all of the Guarantors.

41.2	Exceptions

41.2.1	An amendment or waiver that has the effect of changing or which relates to:-

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in or an extension of any Commitment or the Total Commitments, other than as permitted herein;

(f)	a change to the Borrowers or Guarantors other than in accordance with Clause 30 (Changes to the Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 10 (Mandatory prepayment), Clause 28 (Changes to the Lenders) or this Clause 41; or

(i)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:-

(i)	the guarantee and indemnity granted under Clause 21 (Guarantee and Indemnity);

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed

(except in the case of sub-clause (ii) and sub-clause (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(j)	the release of any guarantee and indemnity granted under Clause 21 (Guarantee and Indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made without the prior consent of all the Lenders.

41.2.2	An amendment or waiver which relates to the rights or obligations of the Agent, an Arranger, the Security Agent, any Ancillary Lender or a Hedge Counterparty (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger, the Security Agent, that Ancillary Lender or, as the case may be, that Hedge Counterparty.

41.3	Replacement of Lender

41.3.1	If at any time:-

(a)	any Lender becomes a Non-Consenting Lender (as defined in Clause 41.3.3 below); or

(b)	an Obligor becomes obliged to repay any amount in accordance with Clause 9.1 (Illegality) or to pay additional amounts pursuant to Clause 17.1 (Increased Costs) or Clause 16.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Parent may, on 5 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a

Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent, and which is acceptable to the Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

41.3.2	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:-

(a)	the Parent shall have no right to replace the Agent or Security Agent;

(b)	neither the Agent nor the Lender shall have any obligation to the Parent to find a Replacement Lender;

(c)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 5 days after the date the Non-Consenting Lender notifies the Parent and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Parent; and

(d)	in no event shall the Lender replaced under this Clause 41.3.2 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

41.3.3	In the event that:-

(a)	the Parent, a Borrower or the Agent (at the request of the Parent or a Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(b)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(c)	Lenders whose Commitments aggregate more than 80 per cent, of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 80 per cent of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

41.4	Disenfranchisement of Defaulting Lenders

41.4.1	For so long as a Defaulting Lender has any Available Commitment, in ascertaining Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

41.4.2	For the purposes of this Clause 41.4, the Agent may assume the following Lenders are Defaulting Lenders:-

(a)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(b)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

41.5	Replacement of a Defaulting Lender

41.5.1	The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 20 Business Days’ prior written notice to the Agent and such Lender:-

(a)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 28 (Changes to Lenders) all (and not part only) of its rights and obligations under this Agreement;

(b)	require such Lender to (and such Lender shall) transfer pursuant to Clause 28 (Changes to Lenders) all (and not part only) of the undrawn Revolving Commitment of the Lender; or

(c)	require such Lender to (and such Lender shall) transfer pursuant to Clause 28 (Changes to Lenders) all (and not part only) of its rights and obligations in respect of the Facility,

to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

41.5.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:-

(a)	the Parent shall have no right to replace the Agent or Security Agent;

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

(c)	the transfer must take place no later than 90 days after the notice referred to in Clause 41.5.1 above; and

(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents provided that such fees were accrued prior to the date of the notice referred to in Clause 41.5.1.

42.	CONFIDENTIALITY

42.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 42.2 (Disclosure of Confidential Information) and Clause 42.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

42.2	Disclosure of Confidential Information

42.2.1	Any Finance Party may disclose:-

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:-

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom Clause (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 31.14.4);

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.9 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Parent;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:-

(1)	in relation to Clauses (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(2)	in relation to Clause (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(3)	in relation to Clauses (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom Clause (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; or

(e)	as required by Clause 42.2.2 (USA Patriot Act Notices).

42.2.2	USA PATRIOT Act Notices

Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower and each Guarantor, which information includes the name and address of Borrower and each Guarantor and other information that will allow such Lender or the Agent, as applicable, to identify Borrower and each Guarantor in accordance with the Act.

42.3	Disclosure to numbering service providers

42.3.1	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:-

(a)	names of Obligors;

(b)	country of domicile of Obligors;

(c)	place of incorporation of Obligors;

(d)	date of this Agreement;

(e)	the names of the Agent and the Arrangers;

(f)	date of each amendment and restatement of this Agreement;

(g)	amount of Total Commitments;

(h)	currencies of the Facilities;

(i)	type of Facilities;

(j)	ranking of Facilities;

(k)	Termination Date for Facilities;

(l)	changes to any of the information previously supplied pursuant to sub-clauses (a) to (k) above; and

(m)	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

42.3.2	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

42.3.3	Each Obligor represents that none of the information set out in sub-clauses (a) to (m) of Clause 42.3.1 above is, nor will at any time be, unpublished price-sensitive information.

42.3.4	The Agent shall notify the Parent and the other Finance Parties of:-

(a)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(b)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

42.4	Entire agreement

This Clause 42 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

42.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

42.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent:-

42.6.1	of the circumstances of any disclosure of Confidential Information made pursuant to Clause (b)(v) except where such disclosure is made to any of the persons referred to in that sub-clause during the ordinary course of its supervisory or regulatory function; and

42.6.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 42 (Confidentiality).

42.7	Continuing obligations

The obligations in this Clause 42 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:-

42.7.1	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

42.7.2	the date on which such Finance Party otherwise ceases to be a Finance Party.

43.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 13

GOVERNING LAW AND ENFORCEMENT

44.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

45.	ENFORCEMENT

45.1	Jurisdiction of English courts

45.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

45.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

45.1.3	This Clause 45.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

45.2	Service of process

45.2.1	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):-

(a)	irrevocably appoints Gulf Offshore N.S. Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document and Gulf Offshore N.S. Limited, by its execution of the letter referred to in paragraph 6(a) of Schedule 2, accepts that appointment; and

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

45.2.2	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Parent (on behalf of all the Obligors) must immediately (and in any event within 7 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

45.2.3	The Obligors expressly agree and consent to the provisions of this Clause 45 and Clause 44 (Governing law).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART 1

THE ORIGINAL OBLIGORS

Name of Original Borrower	Registration number (or equivalent, if any) and Jurisdiction of Incorporation

GULFMARK AMERICAS, INC	DELAWARE CHARTER NUMBER 4071108

Name of Original Guarantor	Registration number (or equivalent, if any) and Jurisdiction of Incorporation

GULFMARK OFFSHORE, INC	DELAWARE CHARTER NUMBER 2689611

PART 2

THE ORIGINAL LENDERS

Name of Original Lender	Commitment	Treaty Passport scheme reference number (if applicable)	Jurisdiction and tax residence
THE ROYAL BANK OF SCOTLAND PLC	$80,000,000

WELLS FARGO BANK, N.A.	$35,000,000

JPMORGAN CHASE BANK, N.A.	$35,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

1.	Obligors

(a)	Certified true copies of the following:-

(i)	Certificate of Incorporation of GulfMark Americas, Inc.;

(ii)	Certificate of Incorporation of GulfMark Offshore, Inc.;

(iii)	Certificate of Good Standing (Texas) for GulfMark Americas, Inc.;

(iv)	Certificate of Good Standing (Texas) for GulfMark Offshore, Inc.;

(v)	Certificate of Good Standing (Delaware) for GulfMark Americas, Inc.;

(vi)	Certificate of Good Standing (Delaware) for GulfMark Offshore, Inc.;

(vii)	Certificate of UCC Search from Delaware on GulfMark Americas, Inc.;

(viii)	Certificate of UCC Search from Delaware on GulfMark Offshore, Inc.;

(ix)	Bylaws of GulfMark Americas, Inc.;

(x)	Bylaws of GulfMark Offshore, Inc.;

(xi)	Certificate of Responsible Officer with respect to Domicile Address, EIN and Charter Number for GulfMark Americas, Inc.;

(xii)	Certificate of Responsible Officer with respect to Domicile Address, EIN and Charter Number for GulfMark Offshore, Inc.;

(xiii)	Corporate Resolutions and Certificates of Incumbency.

(b)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)	A certificate of the Parent confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(e)	A certificate of an authorised signatory of the Parent or other relevant Original Obligor certifying that each copy of its certificate of incorporation, bylaws or resolutions specified in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	Finance Documents

(a)	This Agreement executed by the members of the Group party to this Agreement.

(b)	The Fee Letters executed by the Original Borrower.

(c)	Copies of irrevocable cancellation of facility letters in relation to each Existing RCF Agreement.

(d)	At least two originals of the following Transaction Security Documents executed by the parties specified below opposite the relevant Transaction Security Document:

Name of Original Obligor or member of Obligor’s Group	Transaction Security Document

The Original Borrower	The Original Fleet Mortgage

The Original Borrower	Collateral Exhibit in respect of Original Fleet Mortgage

The Original Borrower	Cash Collateral Account Charge

(e)	A Promissory Note in favour of each of Wells Fargo Bank, N.A. and JP Morgan Chase Bank, N.A. in the terms required by each of them.

(f)	A consent letter from the lenders’ agent under the Existing Term Loan Agreement authorising the Obligors’ entry into this Agreement and the Original Fleet Mortgage.

3.	Insurance

(a)	An executed copy of the Insurance Report.

(b)	A sample Certificate of Insurance (in agreed form) from John L. Wortham & Son, L.P., the Borrower’s insurance brokers, evidencing the insurance cover proposed to be in place in respect of the Collateral Vessels immediately after the date of this Agreement including details of inter alia:-

(i)	full details of the assured clause;

(ii)	the period of the policies;

(iii)	the interests (subject matter) insured and the insured values/ amounts/ limits;

(iv)	the policy trading warranties;

(v)	full details of the policy terms and conditions including deductibles and any warranties;

(vi)	copies of any non-standard or bespoke clauses or wordings;

(vii)	full details of the insurers and their individual percentage participation and including details of any intermediary brokers; and

(viii)	details of the applicable law and jurisdiction.

(c)	Letter from Arthur J. Gallagher & Co to The Royal Bank of Scotland plc confirming that, following its receipt of notice(s) of assignment and loss payable clauses in relation to the relevant Insurances, it shall initiate actions for issuance of letters of undertaking regarding the Original Obligor’s existing marine coverages.

4.	Contracts

A copy certified as true, complete and up to date of the Existing Bond.

5.	Legal opinions

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility.

(a)	Legal opinions of Pinsent Masons LLP, UK legal advisers to the Agent and the Arranger as to English law and Scots law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Fulbright & Jaworski L.L.P., US legal advisers to each Borrower and Parent as to US and Delaware law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	A legal opinion of Straburger & Price, L.L.P., US legal advisers to the Original Borrower as to the Original Fleet Mortgage substantially in the form distributed to the Original Lenders prior to signing this Agreement.

6.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 45.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)	The Original Budget.

(c)	An email including a link to the Original Financial Statements of the Group.

(d)	A certificate signed by an authorised signatory of the Parent showing the Group Structure Chart of the Group as at the date of such certificate.

(e)	Evidence that the Cash Collateral Account has been opened.

(f)	Evidence that this Agreement and the matters envisaged hereby will not constitute any actual or potential breach of the Existing Bond.

7.	Recent trading accounts of Borrower and Parent

An email including a link to the Form 10-Q of the Parent as filed with the Securities Exchange Commission for each of the quarters ended March 31 and June 30, 2011.

8.	Initial Appraisal Date valuations of Collateral Vessels

Copy reports from two Approved Brokers confirming Appraised Values of the Collateral Vessels as at a date not earlier than 30 June 2012.

9.	Evidence of Borrower’s title

Evidence that on the Closing Date (i) the Collateral Vessels are registered under the flag stated in Schedule 11 (The Collateral Vessels) in the ownership of the Original Borrower and (ii) the relevant Original Fleet Mortgage will be capable of being immediately registered against the Collateral Vessels with first priority.

10.	Confirmation of class

A Certificate of Confirmation of Class confirming that each Collateral Vessel is classed with the appropriate class for vessels of her type with a Pre-Approved Classification Society.

11.	Vessel Documents

Photocopies, certified as true, accurate and complete by an authorised signatory of the Borrower, of the current SMC of each of the Collateral Vessels together with all addenda, amendments or supplements.

12.	Other documents and evidence

(a)	Evidence that, except as otherwise agreed, the fees, costs and expenses then due from the Original Borrower pursuant to Clause 20 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(b)	The Funds Flow Statement in a form agreed by the Parent and the Agent detailing the proposed movement of funds on or before the first Utilisation Date.

(c)	The executed Utilisation Request.

(d)	The agreed form Fleet Report Template.

(e)	Any Disclosure Schedule.

SCHEDULE 3

UTILISATION REQUEST

From: [Borrower] [Parent]*

To: [Agent]

Dated:

Dear Sirs

[Parent] – [                    ] Facility Agreement

dated [                    ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:-

(a)	Borrower:	[ ]

(b)	Proposed Utilisation Date: the next Business Day)	[ ] (or, if that is not a Business Day, the

(c)	Facility to be utilised:	Facility

(d)	Currency of Loan:	[ ]

(e)	Amount:	[ ] or, if less, the Available Facility

(f)	Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[the Parent on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by each Borrower or by the Parent.

SCHEDULE 4

MANDATORY COST FORMULAE

1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB+ C(B - D) + E x 0.01	per cent. per annum
100 - (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01 300	per cent. per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 12.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To: [ ] as Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

[Parent] – [ ] Facility Agreement

dated [ ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 28.5 (Procedure for transfer) of the Facility Agreement:-

2.1	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 28.5 (Procedure for transfer).

2.2	The proposed Transfer Date is [ ].

2.3	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 37.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 28.4.3.

4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:-

4.1	[a Qualifying Lender falling within [paragraph (a)] [paragraph (b)] of the definition of Qualifying Lender (other than a Treaty Lender);]

4.2	[a Treaty Lender;]

4.3	[not a Qualifying Lender]. [1]

5.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:-

5.1	a company resident in the United Kingdom for United Kingdom tax purposes;

5.2	a partnership each member of which is:-

5.2.1	a company so resident in the United Kingdom; or

[1]	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

5.2.2	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

5.3

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][2]

6.

[The New Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [        ]), and is tax resident in [            ][3] so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Parent that:-

6.1	each Borrower which is a Party as a Borrower as at the Transfer Date must, to the extent that the New Lender becomes a Lender under a Facility which is made available to that Borrower pursuant to Clause 2.1 (The Facilities) of the Facility Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 days of the Transfer Date: and]

6.2

each Additional Borrower which becomes an Additional Borrower after the Transfer Date must, to the extent that the New Lender is a Lender under a Facility which is made available to that Additional Borrower pursuant to Clause 2.1 (The Facilities) of the Facility Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming an Additional Borrower.][4]

[6/7].	The New Lender confirms that it [is]/[is not]* ( a Sponsor Affiliate.

[8/9].	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[9/10].	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[10/11].	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

[2]	Include if New Lender comes within paragraph (a)(iii) of the definition of Qualifying Lender in Clause 16.1 (Definitions).
[3]	Insert jurisdiction of tax residence
[4]	This confirmation must be included if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facility Agreement.
*	Delete as applicable.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facility Agreement by the Agent, and the Transfer Date is confirmed as [                    ].

[Agent]

By:

SCHEDULE 6

FORM OF ASSIGNMENT AGREEMENT

To:	[ ] as Agent and [ ] as Parent, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

[Parent] - [                    ] Facility Agreement

dated [                    ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 28.6 (Procedure for assignment) of the Facility Agreement:-

2.1	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facility Agreement as specified in the Schedule.

2.2	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facility Agreement specified in the Schedule.

2.3	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph 2.2 above.[5]

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the relevant Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 37.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 28.4.3.

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:-

7.1	[a Qualifying Lender falling within [paragraph (a)] [paragraph (b)] of the definition of Qualifying Lender (other than a Treaty Lender);]

[5]

If the Assignment Agreement is used in place of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph 2.3. This issue should be addressed at Primary documentation stage. This footnote is not intended to be included in the scheduled form of Assignment Agreement in the signed Facility Agreement.

7.2	[a Treaty Lender;]

7.3	[not a Qualifying Lender]. [6]

8.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:-

8.1	a company resident in the United Kingdom for United Kingdom tax purposes; or

8.2	a partnership each member of which is:-

8.2.1	a company so resident in the United Kingdom; or

8.2.2	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

8.3

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][7]

9.

[The New Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [    ] and is tax resident in [                    ]8 ), so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Parent that:-

9.1	each Borrower which is a Party as a Borrower as at the Transfer Date must, to the extent that the New Lender becomes a Lender under a Facility which is made available to that Borrower pursuant to Clause 2.1 (The Facilities) of the Facility Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 days of the Transfer Date; and

9.2

each Additional Borrower which becomes an Additional Borrower after the Transfer Date must, to the extent that the New Lender is a Lender under a Facility which is made available to that Additional Borrower pursuant to Clause 2.1 (The Facilities) of the Facility Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming an Additional Borrower.][9]

[9/10]	The New Lender confirms that it [is]/[is not]* a Sponsor Affiliate.

[11/12]	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 28.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent) to the Parent (on behalf of each Obligor) of the assignment referred to in this Agreement.

[6]	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.
[7]	Include only if New Lender is a UK Non-Bank Lender ie falls within paragraph (a)(iii) of the definition of Qualifying Lender in Clause 16.1 (Definitions).
[8]	Insert jurisdiction of tax residence.
[9]	This confirmation must be included if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facility Agreement.
*	Delete as applicable.

[12/13]	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[13/14]	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[14/15]	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facility Agreement by the Agent, and the Transfer Date is confirmed as [                    ].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

SCHEDULE 7

FORM OF ACCESSION DEED

To:	[Facility Agent]

From:	[Parent] and [Subsidiary]

Dated:

Dear Sirs

[$150,000,000 Multicurrency Facility Agreement] [the “Facility Agreement”]

1.	We refer to the Facility Agreement. This is an Accession Deed. Terms defined in the Facility Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement [and the other Finance Documents] as an Additional [Borrower]/[Guarantor] pursuant to Clause 30.2.1 (Additional Borrowers)/[Clause 30.4.1 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Deed and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual disputes or claims) shall be governed and construed in accordance with English law.

5.	This Accession Letter is entered into by deed.

EXECUTED AS A DEED by [Subsidiary] acting by [Names of two of its directors/ a director and its secretary] SIGNED by for and on behalf of [Parent]	) ) ) ) ) ) Director Director/Secretary ) ) ) )

SCHEDULE 8

FORM OF RESIGNATION LETTER

To: [            ] as Agent

From: [resigning Obligor] and [Parent]

Dated:

Dear Sirs

[Parent] - [            ] Facility Agreement

dated [            ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Resignation Letter. Terms defined in the Facility Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 30.3 (Resignation of a Borrower)]/[Clause 30.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facility Agreement and the Finance Documents.

3.	We confirm that:-

3.1	no Default is continuing or would result from the acceptance of this request; and

3.2	*[[this request is given in relation to a Third Party Disposal of [resigning Obligor];

3.3	[the Disposal Proceeds have been or will be applied [ ];]**

3.4	[ ]***

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Parent]	[resigning Obligor]

By:	By:

NOTES:

*	Insert where resignation only permitted in case of a Third Party Disposal.

**	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.

***	Insert any other conditions required by the Facility Agreement.

SCHEDULE 9

FORM OF COMPLIANCE CERTIFICATE

To:	The Royal Bank of Scotland plc (the “Agent”)

From:	GulfMark Americas, Inc.

Date:	[—], 20[—]

Dear Sirs,

We refer to the Facility Agreement, dated as of [—] 2012 (the “Facility Agreement”), among GulfMark Americas, Inc., GulfMark Offshore, Inc., the financial institutions listed in Part II of Schedule I thereto, as lenders, and The Royal Bank of Scotland plc, as arranger, as agent of the Finance Parties and as security trustee for the Secured Parties (as from time to time amended, varied, novated or supplemented). Terms defined or construed in the Facility Agreement have the same meanings and constructions in this Certificate.

Set forth below is a link to the audited consolidated Annual Financial Statements of Parent for the fiscal year ended December 31, 20[—]:

Set forth below is a link to the unaudited consolidated Quarterly Financial Statements of Parent for the fiscal quarters ended [March 31,] [June 30,] [and] [September 30, 20[—]] [Select relevant quarters]:

We attach the relevant calculation details applicable on the last day of our financial quarter ending [—], 20[—] (the “Relevant Period”) which confirm as required by Clause 24 (Financial Covenants) that:

1	The Leverage Ratio is [—].

2	The Consolidated Interest Coverage Ratio is [—].

3	The Equity to Total Assets Ratio is [—].

4	The Collateral to Debt Ratio is [—].

By:	(Responsible Officer)

Name:

Title:

SCHEDULE 10

TIMETABLES

	Loans in euro	Loans in sterling	Loans in other currencies

Agent notifies the Parent if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	-	-	U-4

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 9.30am	U-3 9.30am	U-3 9.30am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 Noon	U-3 noon	U-3 noon

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	Quotation Day 9.30am	Quotation Day 9.30am	Quotation Day 9.30am

Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	Quotation Day 5.30pm	Quotation Day 5.30pm	Quotation Day 5.30pm

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. in respect of LIBOR and as of 11.00 a.m. (Brussels time) in respect of EURIBOR	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

“U” =	date of utilisation

“U - X”=	X Business Days prior to date of utilisation.

SCHEDULE 11

COLLATERAL VESSELS

Vessel	Vessel ID (Official Number)	Year Built	Registry/Flag
1. CHARTRES	1160318	2004	United States
2. IBERVILLE	1163367	2004	United States
3. BIENVILLE	1163970	2004	United States
4. CONTI	1166313	2005	United States
5. ST. LOUIS	1167668	2005	United States
6. TOULOUSE	1169977	2005	United States
7. ESPLANADE	1173548	2005	United States
8. DOUBLE EAGLE	1200748	2007	United States
9. TRIPLE PLAY	1203989	2007	United States
10. GRAND SLAM	1204678	2007	United States
11. SLAM DUNK	1204681	2008	United States
12. TOUCHDOWN	1204682	2008	United States
13. HOMERUN	1204685	2008	United States
14. KNOCKOUT	1204686	2008	United States
15. JERMAINE GIBSON	1204684	2008	United States
16. THOMAS WAINWRIGHT	1223869	2010	United States

SCHEDULE 12

FORM OF INCREASE CONFIRMATION

To:	[ ] as Agent and [ ] as Parent, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:	[ ]

[Parent] - [                    ] Facility Agreement

dated [                    ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facility Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facility Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 37.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in Clause 2.2.6.

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:-

8.1	[a Qualifying Lender falling within [paragraph (a)] [paragraph (b)] of the definition of Qualifying Lender (other than a Treaty Lender);]

8.2	[a Treaty Lender;]

8.3	[not a Qualifying Lender].[10]

9.	The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is a [ ] resident in [ ] for [ ] tax purposes.[11]

10.	[The New Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty

[10]	Delete as applicable - each Increase Lender is required to confirm which of these three categories it falls within.
[11]	State which jurisdiction each Increase Lender is tax resident and type of entity.

Passport scheme (reference number [ ]) and is tax resident in [ ][12], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Parent that:-

10.1	each Borrower which is a Party as a Borrower as at the Transfer Date must, to the extent that the New Lender becomes a Lender under a Facility which is made available to that Borrower pursuant to Clause 2.1 (The Facilities) of the Facility Agreement, make an application to HM Revenue & Customs under form DTTP-2 within 30 days of the Transfer Date; and

10.2

each Additional Borrower which becomes an Additional Borrower after the Transfer Date must, to the extent that the New Lender is a Lender under a Facility which is made available to that Additional Borrower pursuant to Clause 2.1 (The Facilities) of the Facility Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming an Additional Borrower.][13]

[10/11].	The Increase Lender confirms that it is not a Sponsor Affiliate.

[13/14].	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[14/15].	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[15/16].	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

[12]	Insert jurisdiction of residence – relevant if UK Borrowers only.
[13]

This confirmation must be included if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facility Agreement – relevant if UK Borrowers only.

THE SCHEDULE

RELEVANT COMMITMENT/RIGHTS AND OBLIGATIONS TO BE ASSUMED BY THE INCREASE LENDER

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent, and the Increase Date is confirmed as [                    ].

Agent

By:

NOTE:

SCHEDULE 13

FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

PART 1

FORM OF NOTICE ON ENTERING INTO NOTIFIABLE DEBT PURCHASE TRANSACTION

To:	[ ] as Agent

From:	[The Lender]

Dated:	[ ]

[Parent] - [                    ] Facility Agreement

dated [                    ] (the “Facility Agreement”)

1.	We refer to Clause 29.2.2 of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[Lender]

By:

PART 2

FORM OF NOTICE ON TERMINATION OF NOTIFIABLE DEBT PURCHASE

TRANSACTION/NOTIFIABLE DEBT PURCHASE TRANSACTION CEASING TO BE WITH

SPONSOR AFFILIATE

To:	[ ] as Agent

From:	[The Lender]

Dated:	[ ]

[Parent] - [                    ] Facility Agreement

dated [                    ] (the “Facility Agreement”)

1.	We refer to Clause 29.2.3 of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ] has (terminated]/[ceased to be with a Sponsor Affiliate].*

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[Lender]

By:

*	Delete as applicable.

SIGNATURES

THE ORIGINAL BORROWER

GULFMARK AMERICAS, INC

By: /s/ Quintin Kneen

Address: 10111 Richmond Avenue, Suite 340, Houston, Texas, 79042

Fax: 713-963-0541

Attention: Chief Financial Officer

THE PARENT AND ORIGINAL GUARANTOR

GULFMARK OFFSHORE, INC

By: /s/ Quintin Kneen

Address: 10111 Richmond Avenue, Suite 340, Houston, Texas, 79042

Fax: 713-963-0541

Attention: Chief Financial Officer

THE ARRANGERS

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ Craig Duffy

Address: Corporate & Institutional Banking, The Royal Bank of Scotland plc, 1 Albyn Place,

Aberdeen, AB10 1BR

Fax: +44(0)1224 289 368

Attention: David Canning

WELLS FARGO BANK, N.A.

By: /s/ Corbin Womac

Address: 1700 Lincoln, Denver, CO 80203

Fax: 303.863.2729

Attention: Carol J. Fariello, Ln Admn Mgr.

with a copy to:-

Address: 1000 Louisiana, 9th Flr, MAC T0002-090, Houston, Texas, 77002

Fax: 713.739.1087

Attention: Corbin Womac, Vice President & Relationship Manager

JPMORGAN CHASE BANK, N.A.

By: /s/ Corwin Dupree

Address: 10 S. Dearborn, Chicago, IL 60603

Fax: 312-256-2608

Attention: Jacob George

THE ORIGINAL LENDERS

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ Craig Duffy

Address: Corporate & Institutional Banking, The Royal Bank of Scotland plc, 1 Albyn Place,

Aberdeen, AB10 1BR

Fax: +44(0)1224 289 368

Attention: David Canning

WELLS FARGO BANK, N.A.

By: /s/ Corbin Womac

Address: 1700 Lincoln, Denver, CO 80203

Fax: 303.863.2729

Attention: Carol J. Fariello, Ln Admn Mgr.

with a copy to:-

Address: 1000 Louisiana, 9th Flr, MAC T0002-090, Houston, Texas, 77002

Fax: 713.739.1087

Attention: Corbin Womac, Vice President & Relationship Manager

JPMORGAN CHASE BANK, N.A.

By: By: /s/ Corwin Dupree

Address: 10 S. Dearborn, Chicago, IL 60603

Fax: 312-256-2608

Attention: Jacob George

THE AGENT

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ Nick Watkins

Email address: RBSAgencyOperations@rbs.com

Postal address: Syndicated Loans Agency, Corporate & Institutional Banking, The Royal Bank of Scotland plc, 15 Bishopsgate, London, EC2P 2AP, United Kingdom.

THE SECURITY AGENT

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ Nick Watkins

Email address: RBSAgencyOperations@rbs.com

Postal address: Syndicated Loans Agency, Corporate & Institutional Banking, The Royal Bank of Scotland plc, 15 Bishopsgate, London, EC2P 2AP, United Kingdom.